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2023 Annual Meeting of Stockholders

Notice & Proxy Statement

LETTER TO OUR SHAREHOLDERS

Dear Fellow Yelp Shareholders,
In 2022, Yelp’s product-led strategy drove a number of record results and enabled us to achieve a mid-teens revenue growth rate against the backdrop of continued macro uncertainties. I am proud of the consistent execution and innovation demonstrated by the Yelp team. The company has thrived in a remote-first work environment by remaining committed to its mission and culture of connecting people with great local businesses.
Initiatives to Drive Long-term, Profitable Growth. By expanding and differentiating our product portfolio, enhancing our ad technology, increasing monetization and improving sales efficiency, we drove record advertising revenue from Services businesses as well as from our most efficient sales channels, Self-serve and Multi-location. As a result, we delivered a record $1.19 billion of net revenue with $36 million of net income and $270 million of adjusted EBITDA in 2022.1
Trusted Content. Core to the Yelp value proposition, our consumers and businesses expanded our rich and helpful local information, including trustworthy reviews and quality photos. In 2022, cumulative reviews increased by 9% from 2021 while active claimed local business locations also grew by 9% over the same period. We released our annual Trust & Safety Report,2 providing insight into our investments in maintaining the integrity and quality of content on our platform.
Broad-based Local Ad Platform. Our performance-based ad products and high-intent audience generated robust advertiser demand across a broad range of categories in 2022. At the same time, our product development teams delivered value to consumers and advertisers by rolling out new products and continuing to improve our ad system. We launched Request-a-Call and new iterations of our spotlight and themed ad formats. We also increased the quality of our ad clicks through matching improvements.
Strong Governance. We continued to enhance our corporate governance practices and ESG disclosures in 2022. To support our strategy and oversee its execution, we appointed tenured Internet executive Chris Terrill to our Board of Directors. In furtherance of our strategy and informed by shareholder feedback, we implemented proxy access and incorporated a longer-term performance period into the performance-based equity component of our executive compensation program. We also published our inaugural ESG report,3 which identified stakeholder expectations and key ESG focus areas for which we have a unique ability to drive significant impact. As part of this effort, we calculated emissions for the first time, which are detailed in the report.
Prudent Capital Allocation. As part of our commitment to return capital to shareholders, we repurchased $200 million worth of shares in 2022, bringing our total repurchases to nearly $1.2 billion as of December 31, 2022. We have continued repurchasing shares since then and plan to continue to do so in 2023, subject to market and economic conditions.
1 Adjusted EBITDA is not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA, and a reconciliation of this non-GAAP financial measure to net income, see Appendix A.
2 Available at trust.yelp.com. Content available at websites and in documents referenced in this letter are not incorporated herein and are not part of this Proxy Statement.
3 Available at yelp-ir.com/ESG-investors.

On behalf of our Board of Directors and management team, we cordially invite you to attend the 2023 Annual Meeting of Stockholders, which will be conducted by live audio webcast on June 9, 2023 at 9:00 a.m. (Pacific time). Details on how to join the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We look forward to your participation and, as always, we sincerely appreciate your continued support and interest in Yelp.
Sincerely,
Diane Irvine
Chair, Board of Directors
Yelp Inc.

YELP INC.
350 Mission Street, 10th Floor
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday, June 9, 2023 at 9:00 a.m. (Pacific time).
As in past years, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/YELP2023.
At the Annual Meeting, stockholders will vote on the following matters:
1.To elect the nine nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2024 Annual Meeting of Stockholders.
2.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023.
3.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
4.To consider and vote upon a stockholder proposal to require stockholder consent for certain advance notice bylaw amendments, if properly brought before the Annual Meeting.
5.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is April 11, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof.
A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting for a period of ten days ending on the day prior to the meeting at our headquarters at 350 Mission Street, 10th Floor, San Francisco, California 94105. If you would like to view the list, please contact us to schedule an appointment by calling (415) 908-3801 or emailing ir@yelp.com.
We look forward to your attendance at our Annual Meeting.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
San Francisco, California
April 26, 2023

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you may need to obtain a legal proxy issued in your name from that record holder. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 9, 2023 via a live audio webcast at www.virtualshareholdermeeting.com/YELP2023 at 9:00 a.m. Pacific time.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement and other materials we are sending you or that are available on our website in connection with our 2023 Annual Meeting of Stockholders (“Other Materials”) contain forward-looking statements that involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement and the Other Materials, including statements regarding our plans and strategies in 2023, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements.
These statements are based on the beliefs and assumptions of our management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, such forward-looking statements speak only as of the date of this Proxy Statement. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

ii

PROXY STATEMENT SUMMARY
We are providing you with these proxy materials because the Board of Directors of Yelp Inc. (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders. This summary highlights certain information contained in this Proxy Statement, but does not contain all of the information you should consider when voting your shares. Please read the entire Proxy Statement carefully before voting.

1	Election of Directors
The Board recommends a vote FOR all of the named nominees.

Director Nominees

Diane Irvine INDEPENDENT
Chair of Yelp Board of Directors
Committees: Audit (Chair), Nominating & Corporate Governance
Director Since: November 2011

Fred D. Anderson, Jr. INDEPENDENT
Co-founder & Managing Director of NextEquity Partners
Committees: Audit, Compensation (Chair)
Director Since: February 2011

Christine Barone INDEPENDENT
President of Dutch Bros Inc.
Committees: Audit
Director Since: March 2020

Robert Gibbs INDEPENDENT
Partner at Bully Pulpit Interactive Media
Committees: Audit, Nominating & Corporate Governance (Chair)
Director Since: May 2012

George Hu INDEPENDENT
Former Chief Operating Officer of Twilio
Committees: Compensation
Director Since: March 2019

Sharon Rothstein INDEPENDENT
Operating Partner at Stripes Group
Committees: Compensation, Nominating & Corporate Governance
Director Since: March 2019

Jeremy Stoppelman
Yelp Co-founder & Chief Executive Officer
Director Since: September 2005

Chris Terrill INDEPENDENT
Former Chief Executive Officer of Angi Inc.
Committees: Nominating & Corporate Governance
Director Since: March 2022

Tony Wells INDEPENDENT
Former Chief Media Officer of Verizon
Committees: Compensation
Director Since: October 2020

The nominees represent a broad range of expertise, experience, viewpoints and backgrounds, as well as a mix of tenure of service on our Board. Please see “Information Regarding the Board of Directors and Corporate Governance—Board of Directors” on page 8 below for more information about the specific qualifications of the director nominees.

INDEPENDENCE

8 Independent Directors

1 Executive Director

DIVERSITY

5 Gender or Ethnically Diverse
3 Non-Diverse

Corporate Governance
We are committed to corporate governance practices that promote long-term stockholder value creation. Some highlights of our governance program include:

✓	Maintain an independent Chairperson separate from our Chief Executive Officer
✓	100% independent committee members
✓	Majority voting with director resignation policy in uncontested elections
✓	Strong stockholder engagement practice
✓	Track record of effective Board refreshment (with a total of six new directors from 2019 to 2022)
✓	All directors elected annually as of 2023 Annual Meeting

✓	Proxy access for stockholders
✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers
✓	Annual say-on-pay vote
✓	Stock ownership guidelines for directors and executive officers
Please see “Information Regarding the Board of Directors and Corporate Governance—Corporate Governance” on page 24 below for a detailed discussion of our corporate governance practices.

2	Ratification of Independent Registered Public Accounting Firm
The Board recommends a vote FOR this proposal.

3	Advisory Vote on Executive Compensation
The Board recommends a vote FOR this proposal.

Executive Compensation Highlights
Our Board and the Compensation Committee of the Board (the “Compensation Committee”) have implemented the following compensation and governance policies and practices, among others, to establish a responsible and competitive pay program:

☑	What We Do

✓	Maintain a completely independent Compensation Committee
✓	Structure a substantial majority of total compensation as long-term equity awards
✓	Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓	Grant performance-based long-term equity awards that constitute a meaningful portion of equity compensation
✓	Employ our executive officers at will
✓	Provide reasonable change in control and severance benefits that do not exceed the executive’s annual cash compensation (i.e., base salary + cash incentive amount, if any) at the time of termination
✓	Clawback policy on cash and equity incentive compensation
✓	Engage with our stockholders and make changes to our executive compensation program when appropriate

☒	What We Do Not Do

✗	No guaranteed salary increases, guaranteed cash incentives or guaranteed equity compensation
✗	No strict benchmarking of compensation
✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✗	No excise tax “gross-ups” for change in control or termination benefits
✗	No excessive perquisites or personal benefits
✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✗	No stock option exchanges or repricings without stockholder approval

Following an extensive stockholder engagement campaign, our Compensation Committee approved the executive compensation program set forth below for 2022, which is heavily weighted toward at-risk compensation and aligned with our corporate strategy.

2022 Executive Compensation Program

Base Salary •Only element of total direct compensation not at risk
CHIEF EXECUTIVE OFFICER
Target total direct compensation
95% At-Risk

95%
AT-RISK
5%
3%
46%
46%
Base Salary
Target Cash Incentive
Performance Equity Awards
RSUs

AVERAGE OF OTHER
NAMED EXECUTIVE OFFICERS*
Target total direct compensation
90% At-Risk

90%
AT-RISK
10%
5%
47%
38%
Base Salary
Target Cash Incentive
Performance Equity Awards
RSUs

*Excluding Mr. Saldanha. Although 90% of Mr. Saldanha’s target total direct compensation was at risk, as a new hire, his equity allocation differed from the other named executive officers.

Annual Cash Incentive
•Based on pre-set corporate performance goals to ensure continued focus on short-term Company performance
•Target amount set at 50% of base salary for all named executive officers
•Payout at 0%-200% of target

Performance-vesting Restricted Stock Units
•Comprised 50% of the target total value of each named executive officer’s equity compensation opportunity (other than Craig Saldanha, our Chief Product Officer, who was newly hired)
•50% vest based on the relative performance of our total stockholder return over a three-year period
◦Combine a longer-term performance period and relative performance metric
◦Require above-median performance for target payout
◦Cap payouts at target if our absolute total stockholder return is negative
•50% vest based on annual net revenue and adjusted EBITDA performance goals for 2023, which are key annual financial metrics aligned with our long-term strategy
◦Four-year vesting schedule for shares that become eligible to vest based on achievement level
•Payout at 0%-200% of target

Restricted Stock Units •Remaining 50% of the target total value of each named executive officer’s equity compensation opportunity •Vest quarterly over four years

4	Stockholder Proposal to Require Stockholder Consent for Certain Advance Notice Bylaw Amendments
The Board recommends a vote AGAINST this proposal.

ABOUT THE ANNUAL MEETING
Why am I receiving these materials?

We are providing you with these proxy materials because the Board is soliciting your proxy to vote at the Yelp Inc. 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), are being distributed and made available on or about April 26, 2023.
When and where will the Annual Meeting take place?

The Annual Meeting will be held via a live audio webcast on Friday, June 9, 2023 at 9:00 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/YELP2023, where you will be able to listen to the meeting live, submit questions and vote online.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
As a result, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record with instructions for accessing the proxy materials and voting online or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials online or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 26, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of April 11, 2023 (the “Record Date”).
What am I voting on?

There are four matters scheduled for a vote:
•Proposal No. 1: the election of the nine nominees for director named in this Proxy Statement;

•Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules; and
•Proposal No. 4: stockholder proposal to require stockholder consent for certain advance notice bylaw amendments.
We will also transact any other business that may properly come before the meeting, although we are not aware of any such business as of the date of this Proxy Statement.
What are the Board’s voting recommendations?

The Board recommends that you vote your shares as follows:
•FOR the election of the nine nominees for director named in this Proxy Statement;
•FOR ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•FOR the advisory approval of executive compensation; and
•AGAINST the stockholder proposal to require stockholder consent for certain advance notice bylaw amendments.
How do I vote in advance of the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.
If you are a stockholder of record, you may vote in any of the following ways:

Internet	Phone	Mail
Visit www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	Complete, sign and date the proxy card and return it promptly in the envelope provided (if you requested a paper copy of the proxy materials or we elect to deliver a proxy card at a later time).
Your vote must be received by 11:59 p.m. Eastern time on June 8, 2023 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 8, 2023 to be counted.	If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.

If you are a stockholder who holds shares through a brokerage firm, bank, trust or other similar organization (that is, in “street name”), you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast. You may attend and vote at the Annual Meeting by logging in to www.virtualshareholdermeeting.com/YELP2023 and following the instructions provided. You will be asked to provide your 16-digit control number.
Stockholders may submit questions live during the meeting through our Annual Meeting website, where they will also have access to copies of this Proxy Statement and the Annual Report. During the meeting, we will answer as many questions as time permits.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:45 a.m. Pacific time. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2023 for assistance.

INFORMATION REGARDING THE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business is managed under the direction of our Board, which is presently composed of nine directors. All of our directors other than our Chief Executive Officer, Jeremy Stoppelman, are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”).
At the Annual Meeting, our Board will complete its phased declassification in accordance with an amendment to our Amended and Restated Certificate of Incorporation approved by our Board and stockholders in 2020 (the “Declassification Amendment”). Under the terms of the Declassification Amendment, directors will stand for election to one-year terms after the expiration of their respective current terms, with the result that the entire Board will be elected on an annual basis at the Annual Meeting and at each annual meeting thereafter.
The following table sets forth the names, ages as of April 11, 2023, and certain other information with respect to each of our nine nominees for election at the Annual Meeting:

Fred. D. Anderson, Jr.	Christine Barone	Robert Gibbs	George Hu	Diane Irvine	Sharon Rothstein	Jeremy Stoppelman	Chris Terrill	Tony Wells
Compliance									
Audit Committee	●	●	●		✪				
Compensation Committee	✪			●		●			●
Nominating Committee			✪		●	●		●	
Independent Director	●	●	●	●	●	●		●	●
Audit Committee Financial Expert	●	●			●				
Total Public Company Boards (including Yelp)	1	1	1	1	3	3	1	3	1
Total Public Audit Committee Service (including Yelp)	1	1	1	-	3	1	-	1	-
Background									
Tenure / Age									
Years on the Board	12	3	10	4	11	4	17	1	2
Age	78	49	52	48	64	65	45	55	58
Gender									
Male	●		●	●			●	●	●
Female		●			●	●			
Race / Ethnicity									
Asian				●					
Black									●
White	●	●	●		●	●	●	●

Legend: µ Committee Chairperson | ● Committee Member

Summary of Director Experience and Qualifications
The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.

Biographies of Our Board Members
A brief biography of each nominee is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement. Please see “Proposal No. 1—Election of Directors” below for more information about the election of our directors.

Fred D. Anderson, Jr.
	Director Since:	February 2011
	Committees:	Audit
Compensation (Chair)
Fred D. Anderson, Jr. serves as Managing Director of NextEquity Partners, a firm he co-founded in July 2015, making venture capital investments in technology and digital media companies. Mr. Anderson previously served as Managing Director of Elevation Partners, a private equity investment fund he co-founded, from July 2004 to December 2021, when the fund was fully realized and liquidated. From March 1996 to June 2004, he served as Executive Vice President and Chief Financial Officer of Apple Inc., one of the world’s largest consumer electronics companies. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson currently serves on the board of trustees of Whittier College. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Extensive financial expertise from CFO positions at large, global companies
✓	Significant board and senior management experience at large, innovative technology companies
✓	Deep experience in analyzing and executing sophisticated corporate transactions
Other Public Company Board Service
+	eBay Inc. (July 2003 – June 2020)
+	Apple Inc. (June 2004 – September 2006)
+	Palm, Inc. (October 2007 – July 2010)
+	Move, Inc. (November 2006 – March 2012)

Christine Barone
	Director Since:	March 2020
	Committees:	Audit

Christine Barone has served as President of Dutch Bros Coffee, a drive-through coffee chain, since February 2023. She previously served as Chief Executive Officer of True Food Kitchen, a health-driven and lifestyle brand, from August 2016 to February 2023. From February 2011 to August 2016, Ms. Barone served in various roles at Starbucks Corporation, a premier roaster, marketer and retailer of specialty coffees, most recently as Senior Vice President of Food, Evenings and Licensed Stores. Prior to joining Starbucks, Ms. Barone was a Principal at Bain & Company from September 2000 to February 2011. Ms. Barone holds a B.A. in Applied Mathematics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications
✓	Leadership experience in key restaurant category
✓	Experience as a senior executive of a major public company

Robert Gibbs
	Director Since:	May 2012
	Committees:	Audit
Nominating & Corporate Governance (Chair)
Robert Gibbs has served as a Partner at Bully Pulpit Interactive Media, Inc., a communications agency, since March 2020 and is a contributor on NBC and MSNBC television channels. He previously served as Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global food service retailer, from June 2015 to October 2019. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm he co-founded, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and his 2008 presidential campaign. Mr. Gibbs was also the Press Secretary for then-U.S. Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University.

Qualifications
✓	Extensive media, communications and public policy experience
✓	Leadership experience in key restaurant category

George Hu
	Director Since:	March 2019
	Committees:	Compensation

George Hu most recently served as Chief Operating Officer of Twilio Inc., a leading cloud communication platform, from March 2017 to October 2021. From December 2014 to April 2016, he founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter, Inc. in 2016. Prior to founding Peer, Mr. Hu served as Chief Operating Officer at Salesforce, Inc., a leading provider of enterprise cloud computing applications, from November 2011 to December 2014. From 2001 to 2011, he served in a variety of other management roles at Salesforce, including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products, and Chief Marketing Officer. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. from the Stanford University Graduate School of Business.

Qualifications
✓	High-growth technology experience, including over ten years at Salesforce.com
✓	Breadth of operational expertise, including a background in product, applications and marketing

Diane Irvine, Chairperson
	Director Since:	November 2011
	Committees:	Audit (Chair)
Nominating & Corporate Governance
Diane Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. She also served as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as Partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University.

Qualifications
✓	Extensive financial expertise
✓	Significant public company board and senior management experience
Other Public Company Board Service
+	Funko, Inc. (since August 2017)
+	Farfetch Limited (since August 2020)
+	Casper Sleep Inc. (July 2019 – January 2022)
+	XO Group Inc. (November 2014 – December 2018)
+	Rightside Group, Ltd. (August 2014 – July 2017)
+	CafePress Inc. (May 2012 – May 2015)
+	Blue Nile, Inc. (May 2001 – November 2011)

Sharon Rothstein
	Director Since:	March 2019
	Committees:	Compensation
Nominating & Corporate Governance
Sharon Rothstein has served as Operating Partner at Stripes Group, a growth equity firm, since October 2018. Prior to joining Stripes Group, she served as Executive Vice President, Global Chief Marketing Officer of Starbucks Corporation from April 2013 to February 2018. From May 2009 to March 2013, Ms. Rothstein served as Senior Vice President of Marketing at Sephora, a specialty beauty retailer. Prior to joining Sephora, Ms. Rothstein held senior marketing and brand management positions with Godiva Chocolatier, Starwood Hotels and Resorts, Nabisco Biscuit Company and Procter & Gamble. Ms. Rothstein holds a Bachelor of Commerce from the University of British Columbia and an M.B.A. from the University of California, Los Angeles.

Qualifications
✓	Significant marketing expertise from positions at iconic consumer-facing companies
✓	Leadership experience in key restaurant and hospitality categories
Other Public Company Board Service
+	Block, Inc. (since January 2022)
+	Afterpay Limited (from June 2020 until its acquisition by Block, Inc. in January 2022)
+	InterContinental Hotels Group PLC (since June 2020)

Jeremy Stoppelman, CEO
	Director Since:	September 2005

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Engineering from the University of Illinois Urbana-Champaign.

Qualifications
✓	Perspective gained from his experience as one of our co-founders and our Chief Executive Officer
✓	Significant experience in the Internet industry

Chris Terrill
	Director Since:	March 2022
	Committees:	Nominating & Corporate Governance

Chris Terrill most recently served as Executive Co-Chairman of Z-Work Acquisition Corp., a special purpose acquisition company investing in the work technology business, from February 2021 until its wind-down in December 2022. He has also served as an advisor to Range Ventures LLC, a Denver-area venture capital firm, since July 2020. Mr. Terrill previously served as Chief Executive Officer and a director of ANGI Homeservices Inc. (now Angi Inc.), a digital marketplace for home services, from September 2017 to November 2018. Mr. Terrill served as Chief Executive Officer of HomeAdvisor, a wholly owned subsidiary of IAC that merged with Angie’s List in September 2017 to form ANGI Homeservices, beginning in May 2011. Prior to joining HomeAdvisor, he held senior marketing roles at Nutrisystem.com, Blockbuster.com and Match.com. Mr. Terrill holds a B.S. from the University of Texas at Austin and an M.B.A. from University of Houston.

Qualifications
✓	Leadership experience in home services
✓	Significant marketing experience from senior positions at various companies
Other Public Company Board Service
+	Anywhere Real Estate Inc. (formerly Realogy Holdings Corp.) (since July 2016)
+	Vacasa, Inc. (since November 2020)
+	Z-Work Acquisition Corp. (February 2021 – December 2022)
+	Terminix Global Holdings, Inc. (July 2021 – October 2022)
+	Porch Group Inc. (January 2021 – April 2022)
+	Angi Inc. (September 2017 – November 2018)

Tony Wells
	Director Since:	October 2020
	Committees:	Compensation

Tony Wells most recently served as Chief Media Officer of Verizon Communications Inc., one of the world’s leading providers of technology, communications, information and entertainment products, from September 2021 to March 2023. From July 2020 to September 2021, he served as Chief Brand Officer of USAA, a family of companies that provides insurance, banking and other services to current and former members of the U.S. military and their families. Mr. Wells also served in several other senior marketing roles at USAA from November 2017 to July 2020, including as lead of USAA’s marketing research, analytics and member intelligence function. Prior to joining USAA, Mr. Wells served as Senior Vice President, Chief Marketing Officer for North America for Schneider Electric SA, an energy management and automation company, from October 2014 to November 2017. Mr. Wells also served in the chief marketing officer role at ADT Security Services and 24 Hour Fitness USA, Inc. His career has also spanned the automotive, home, financial services and retail industries at companies including Visa USA, Interpublic Group of Companies, SFX Sports Group, The Mills Corporation and Nissan North America. Mr. Wells served as an infantry officer in the U.S. Marine Corps, and holds a B.S. from the United States Naval Academy and a Certificate in Business Administration from The Johns Hopkins University Carey Business School.

Qualifications
✓	Extensive marketing, operations, data analytics and strategy experience
✓	Leadership experience in multiple major business categories, including our key home services category

Independence of the Board
Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time. In addition to the definition of “independent” set forth in the NYSE listing standards, our Board also considers other factors that contribute to effective oversight and decision making by our Board when determining whether it considers a director to be independent. These other factors can be found in section 1.2 of our Corporate Governance Guidelines, available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable NYSE listing standards, as well as under our additional independence factors: Mses. Irvine, Barone and Rothstein and Messrs. Anderson, Gibbs, Hu, Terrill and Wells. In addition, the Board previously determined that Brian Sharples was an independent director within the meaning of the applicable NYSE listing standards prior to the expiration of his term as a director on June 2, 2022 at our 2022 Annual Meeting of Stockholders.
In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company.

Board Leadership Structure
Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Chairperson of the Audit Committee of the Board (the “Audit Committee”), allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. The Board also believes, however, that Ms. Irvine’s independence is an essential complement to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.
Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.

Board Meetings and Committees

The Board met eight times during 2022. Each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2022 during which he or she was a director or committee member. As required under applicable NYSE listing standards, in 2022, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present, including at each regularly scheduled Board meeting as required under our Corporate Governance Guidelines. Ms. Irvine presided over the executive sessions.
Under our Corporate Governance Guidelines, directors are also expected to attend our annual meetings of stockholders. Eight of our ten then-serving directors attended the 2022 Annual Meeting of Stockholders.
The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2022 for each of the Board committees:

	Audit	Compensation	Nominating
Diane Irvine	µ		µ(1)
Fred D. Anderson, Jr.	●	µ
Christine Barone	●(2)		●(2)
Robert Gibbs	●		●(1)
George Hu		●
Sharon Rothstein		●	●
Brian Sharples	●(3)
Chris Terrill			●(2)
Tony Wells		●
Total meetings in 2022	9	5	5

µ    Committee Chairperson | ● Committee Member
(1)    Effective March 10, 2023, the Board replaced Ms. Irvine with Mr. Gibbs as the Chairperson of the Nominating Committee.
(2)    Effective March 11, 2022, the Board replaced Ms. Barone on the Nominating Committee with Mr. Terrill and appointed Ms. Barone as a member of the Audit Committee.
(3)    Mr. Sharples’s service on the Audit Committee ended when his term as a director expired on June 2, 2022.
Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would bear on the materiality of his or her relationship to us.

Audit Committee
The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:
•reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•considering, approving, disapproving or ratifying, as appropriate, related-party transactions;
•reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing and establishing appropriate insurance coverage for our directors and executive officers;
•conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.
The Audit Committee is currently composed of four directors, Mses. Irvine and Barone and Messrs. Anderson and Gibbs, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Exchange Act, as well as under our additional independence factors). The Board has determined that Mses. Irvine and Barone and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s, Mr. Anderson’s and Ms. Barone's levels of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee.
The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Audit Committee Report(1)
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted,
The Audit Committee of the Board of Directors
Diane Irvine, Chairperson
Fred D. Anderson, Jr.
Christine Barone
Robert Gibbs
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;
•reviewing and recommending to the full Board the compensation of our directors;
•evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•establishing policies with respect to equity compensation arrangements;
•reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Our Compensation Committee is currently composed of four directors, Messrs. Anderson, Hu and Wells and Ms. Rothstein, each of whom the Board has determined to be independent under the NYSE listing standards and our additional independence factors. Mr. Anderson is the Chairperson of the Compensation Committee.
The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu. Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.
The specific determinations of the Compensation Committee with respect to executive compensation for 2022 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee are Messrs. Anderson, Hu and Wells and Ms. Rothstein. No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee
The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:
•reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;
•interviewing, evaluating, nominating and recommending individuals for membership on our Board;
•implementing an orientation process for directors and, in the Nominating Committee’s discretion, instituting a plan or program for the continuing education of directors;
•reviewing and recommending to our Board any amendments to our corporate governance policies; and
•reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.
The Nominating Committee is currently composed of four directors, Mses. Irvine and Rothstein and Messrs. Gibbs and Terrill, each of whom the Board has determined to be independent under the NYSE listing standards and our additional independence factors. Mr. Gibbs is the Chairperson of the Nominating Committee.
The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” in the “Governance” menu.

Oversight Roles of the Board

Our Board is selected by stockholders to provide oversight of, and strategic guidance to, the Company’s senior management. More specifically, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing the Company and considering ways to address those risks, reviewing and providing guidance to management on risks and issues related to environmental, social and governance (“ESG”) matters, and selecting and overseeing management. We discuss each of these responsibilities in greater detail below.

Oversight of Strategy
Our Board is deeply engaged in overseeing the Company’s long-term strategy, including evaluating key market opportunities, trends and competitive developments. Strategic matters also inform the Board’s oversight of risk, as described below, and committee-level discussions of a range of issues.
While the Board and its committees oversee our strategic planning, our management is responsible for executing our business strategy. To monitor performance against our strategic goals, the Board receives regular updates from senior management. Each director is expected to and does bring to bear their own talents, insights and experiences on these strategy discussions. These boardroom discussions are supplemented between meetings through engagement with senior management and updates to the Board on significant items, such as major corporate actions.
The Board’s oversight and management’s execution of our business strategy are conducted with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company. However, our Board believes that its continuous process of monitoring strategic matters also enables it to effectively evaluate their impact on short- and medium-term Company performance, as well as on the quality of Company operations.

Oversight of Risk
Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”
Notably, the Board recognizes Yelp’s responsibility to operate in a responsible and sustainable manner aligned with our mission, vision and values to build authentic connections between consumers and businesses based on trust and integrity, in addition to delivering long-term value to stockholders. The management of key non-financial risks and opportunities, such as consumer protection, workforce inclusion and development, social impact and environmental sustainability, are critical components of the Board’s risk oversight responsibilities.
The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee considers and discusses our major financial, legal and regulatory risk exposures, which include financial reporting, accounting processes, regulatory compliance and cybersecurity. The Audit Committee also oversees the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. The Audit Committee also oversees the performance of our internal audit function.
Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.
The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”
Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairpersons to report findings regarding material risk exposures to the Board as appropriate.

Cybersecurity
Computer viruses, malware, phishing attacks, denial-of-service attacks and similar disruptions from unauthorized use of computer systems have become more prevalent in our industry. Our Engineering Security team, with oversight from the Audit Committee, works to mitigate these risks, and protect our users and employees, through security technology and employee education. In connection with its oversight of cybersecurity risk management, the Audit Committee typically meets twice annually with both IT and business personnel responsible for cybersecurity risk management, and receives incidental reports as warranted.
Our platform includes a host of encryption, antivirus, multi-factor authentication, firewall and patch-management technologies designed to protect and maintain the systems and computers across our business. We regularly conduct security audits and penetration tests of our applications and network infrastructure, as well as run a bug reporting program that offers financial incentives to encourage security researchers to identify and report vulnerabilities.
While these industry-standard efforts comprise an essential aspect of our cybersecurity measures, we aim to take an innovative approach that extends beyond these practices. We regularly host hackathons, which encourage our Product and Engineering teams to collaborate over three days to test creative ideas, including for security solutions. In addition to keeping employees informed about cybersecurity best practices throughout the year, our IT and Engineering Security teams host “Hacktober” each October to promote security awareness in honor of National Cyber Security Awareness Month. Hacktober consists of activities such as weekly trivia challenges to help educate employees about how they can securely access corporate systems, recognize and report phishing email attempts, and take other actions to help protect Yelp. To test employee readiness, these teams also send simulated phishing emails that direct employees to additional training if they engage with the email contents.

Oversight of ESG
We believe that the success of our stakeholders — including our employees, customers, and the other people and communities our business touches — is a critical factor in our own success, and that giving appropriate consideration to how our business impacts these stakeholders is therefore in the best interests of our stockholders. This commitment to our stakeholders is reflected in our ESG priorities, goals and practices, as described in the section titled “ESG at Yelp” below.

Several teams across the Company hold responsibility for specific ESG topics, with broader oversight provided by our ESG Council. The ESG Council is led by the Chief Financial Officer and Chief Diversity Officer, and consists of representatives from our Legal, Finance, Investor Relations, Communications, Workplace, People and IT teams. The ESG Council meets monthly and is responsible for setting the overall strategy of Yelp’s ESG programs and communicating such strategy to the Board on a regular cadence to invite input at the highest levels of the organization.
The Board and its committees have responsibility for risk and operational oversight of the following ESG-related issues:

Board/Committee	Areas of ESG-related Oversight
Full Board of Directors
•Corporate culture, talent planning, and diversity and inclusion initiatives
•Advocacy on matters of public policy such as regulation of the technology industry and antitrust policy
•Approach to trust and safety

Audit Committee	•Ethics and compliance programs •Capital allocation, including our support for the initiatives of minority-owned banking institutions and green deposits

Compensation Committee	•Employee compensation and benefit programs, well-being and engagement

Nominating Committee	•Board composition and diversity •Monitoring of significant ESG trends •ESG reporting •Investor feedback on ESG matters

ESG at Yelp
To demonstrate our commitment to ESG matters, we released our inaugural ESG Report in December 2022. As part of the report, we calculated and reported our Scope 1, 2 and 3 emissions for the first time. We also shared the results of our priority issues assessment, which included insight analysis from key stakeholder groups including employees, Board members, nonprofit partners, users and investors. These stakeholders identified six key ESG issues for Yelp: diversity, inclusion and belonging; content trust and safety; data privacy and security; employee experience; providing value to businesses and consumers; and carbon footprint.
As we evolve our ESG strategy, our actions will be informed by the results of this assessment. We plan to regularly report on our progress as we work to make meaningful strides towards a more sustainable future. Our ESG Report and additional information about our efforts in these areas are available on the “ESG Investors” page of our Investor Relations website.

Management Succession Planning
Our Board believes that the directors and Chief Executive Officer should collaborate on succession planning and that the entire Board should be involved in critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential candidates, reviewing the Company’s leadership pipeline and talent strategies, and making management succession decisions. Management succession is discussed in regular meetings as well as executive sessions of the Board and Nominating Committee.

Our Chief Executive Officer and Chief Operating Officer are responsible for making available to the Board their recommendations and evaluations of potential successors for the Company’s executive officers, including a review of development plans for such individuals to help prepare them for future succession. As outlined in our Corporate Governance Guidelines, the Nominating Committee is primarily responsible for periodically reviewing these succession plans with the Chief Executive Officer and Chief Operating Officer, and, based on such review, making recommendations to the Board with respect to the selection of appropriate individuals to succeed our executive officers.

Corporate Governance

Our mission is to connect consumers with great local businesses. Since our founding in 2004, we have built one of the best known Internet brands in the United States. Consumers trust us for our more than 240 million ratings and reviews of businesses, and this trust is the foundation of our business; from it, we are able to empower other businesses to succeed. Our advertising products help businesses of all sizes reach a large audience, advertise their products and drive conversion of their services.
We recognize that pursuing our mission goes hand in hand with a commitment to corporate governance practices that promote long-term stockholder value creation, including by providing the right leadership structure and composition of the Board, as well as providing our stockholders with both the opportunity to provide direct feedback and key substantive rights to ensure accountability. Accordingly, our Board and Nominating Committee regularly review our corporate governance practices and structure to evaluate whether changes are needed to continue meeting the needs of the business, align with best practices or respond to stockholder feedback. In recent years, we have made a number of enhancements to our corporate governance practices based on such evaluations, including our phased declassification of the Board and our adoption of proxy access, among other things.
To help ensure that the Board will have the necessary practices in place to review and evaluate our business operations as needed to make decisions that are independent of our management, the Board has documented its governance practices in our Corporate Governance Guidelines. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. In September 2022, the Board approved and adopted amendments to the Corporate Governance Guidelines and the Audit Committee and Nominating Committee charters to further enhance our corporate governance practices. Among the enhancements include a requirement that the roles of Chairperson of the Board and Chief Executive Officer not be held by the same person, a requirement for biennial director and new director training, a requirement for the annual evaluation of our independent auditors, including an evaluation of the lead audit partner, and heightened independence requirements for the Board.
Our Board has also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, including those officers responsible for financial reporting, that, together with our Corporate Governance Guidelines, Bylaws and Board committee charters, provide the framework for the governance of the Company.

The following are key highlights of our Board profile and corporate governance practices:

✓	Approximately 89% of current directors are independent
✓	Maintain an independent Chairperson separate from our Chief Executive Officer
✓	100% independent committee members
✓	Majority voting with director resignation policy in uncontested elections
✓	Strong stockholder engagement practice
✓	Track record of effective Board refreshment (with a total of six new directors from 2019 to 2022)
✓	All directors elected annually as of 2023 Annual Meeting
✓	Proxy access for stockholders
✓	Regular executive sessions of independent directors
✓	Periodic reviews of committee charters, Code of Conduct and Corporate Governance Guidelines

✓	No short sales, hedging, pledging, margin purchases or other inherently speculative transactions in our equity securities by directors or executive officers
✓	Robust Code of Conduct and Corporate Governance Guidelines
✓	Annual say-on-pay vote
✓	Succession planning process
✓	Stock ownership guidelines for directors and executive officers
✓	Clawback Policy on cash and equity incentive compensation
✓	Comprehensive risk oversight by full Board and committees
✓	Annual Board and committee self-evaluations, including individual director evaluations
✓	Director participation in orientation and continuing education
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of our standing Board committees are available to stockholders on our website at www.yelp-ir.com under the section entitled “Governance Documents” within the “Governance” menu. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board and Committee Performance Evaluations
Our Board and each of its standing committees conduct annual self-evaluations to determine whether they are functioning effectively and whether any changes are necessary to improve their performance. Our Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluations. Each year, with the assistance of our outside counsel, we conduct interviews of each director to obtain his or her assessment of the effectiveness of the Board and committees, director performance and Board dynamics. A representative of our outside counsel then reports the results of these interviews to the Nominating Committee and the Board, where the results are discussed.

Board Composition
The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated the nominees for election at the Annual Meeting in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board, as described in greater detail below.

Considerations in Evaluating Director Nominees
The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.
In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. Accordingly, the Nominating Committee may consider such factors as diversity of gender, race, professional experience, and differences in viewpoints and skills.
In the case of incumbent directors being considered as candidates for reelection, the Nominating Committee reviews such directors’ overall service to the Company during their current term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations, our additional independence factors and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.
To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. For example, the Nominating Committee engaged Spencer Stuart, a nationally recognized director search firm, to assist with its review of our Board composition in 2018 and again in 2020, as described below. The Nominating Committee also conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.
At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders and will evaluate such candidates on a case-by-case basis. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Proxy Access
Our Bylaws provide procedures that allow a stockholder or group of up to 50 stockholders that have owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy statement for an annual meeting director nominees constituting up to the greater of two individuals or 20% of the number of directors in office, provided the stockholder or stockholders satisfy the requirements specified in the Bylaws.

Board Refreshment
Based on feedback received through engagement with our stockholders, our Board and Nominating Committee initiated a process in late 2018 to evaluate the Board’s composition and identify additional director candidates to help drive our strategy, with the support of Spencer Stuart. This process ultimately resulted in Ms. Rothstein and Messrs. Hu and Sharples joining the Board in 2019 and Ms. Barone joining the Board in early 2020. In the interest of continuing to enhance the expertise and diversity of our Board, our Nominating Committee re-engaged Spencer Stuart in mid-2020 to help identify candidates for a new independent director position, following which our Board increased its size from eight to nine directors and, on the recommendation of the Nominating Committee, appointed Mr. Wells to fill the newly created vacancy in October 2020.
We continued this refreshment process in 2022 with the appointment of Mr. Terrill in March 2022. We believe the resulting Board composition strikes the right balance between long-term understanding of our business and fresh external perspectives, while also strengthening the Board’s knowledge of our key home services business category.
As of April 11, 2023, our Board composition reflected the following characteristics:

Stockholder Engagement
Outreach
We believe that effective corporate governance should include regular, constructive conversations with our stockholders. Certain members of our Board, executive management and Investor Relations team engage with stockholders directly throughout the year to discuss our corporate governance and executive compensation programs, as well as to answer questions and elicit feedback. Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer also regularly engage in dialogue with our stockholders in connection with our quarterly announcement of financial results, at conferences and through other channels. Management provides an overview of these discussions and feedback to the Board and relevant committees for consideration and appropriate follow up.
As part of our ongoing outreach efforts, we reached out to or responded to meeting requests from stockholders collectively representing approximately 64% of our outstanding shares held by non-affiliates in 2022. Members of executive management and our Investor Relations team, joined at times by Ms. Irvine, ultimately engaged in discussions with stockholders representing approximately 58% of such outstanding shares.
In addition to discussing company performance and strategy, in 2022 we also received input from our stockholders regarding our ESG reporting, executive compensation, cybersecurity oversight and corporate governance disclosures. We took the actions set forth below in response to this investor feedback.

What We Heard		How We Responded

ESG
•Request for enhanced ESG disclosures, including environmental impact disclosures, a materiality matrix and ESG-related Board skills
•Positive feedback for responsiveness to previous suggestions on human capital management and environmental impact

•We published our inaugural ESG Report in December 2022, which included our Scope 1, 2 and 3 emissions as well as the results of our priority issues assessment.
•We added human capital management to our Board skills matrix.

Executive Compensation	•Broad support for the evolution of our executive compensation program in 2022	•Our Compensation Committee approved executive compensation arrangements for 2023 with the same general structure as the 2022 program.

Cybersecurity Oversight	•Requests for additional disclosures regarding the Board’s oversight of cybersecurity, as well as greater detail about how we address and respond to cybersecurity threats
•We enhanced our disclosures regarding our cybersecurity practices with the addition of the section titled “Role of the Board—Oversight of Risk—Cybersecurity” above as well as related disclosures in our ESG Report.

Corporate Governance Disclosures	•Desire for proxy summary and definitions of each skill referenced in the Board skills matrix	•We added a Proxy Statement Summary and added definitions for each skill referenced in our Summary of Director Experience and Qualifications.

Communications with the Board
Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:
The Board of Directors
c/o Corporate Secretary
Yelp Inc.
350 Mission Street, 10th Floor
San Francisco, CA 94105
Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. Material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

Director Compensation

2022 Director Compensation Arrangements
In 2022, our non-employee director compensation program consisted of the cash and equity compensation arrangements described below. Our Compensation Committee developed this program in consultation with Compensia, Inc., an independent national compensation consulting firm (“Compensia”), in 2019. Following a subsequent review of our non-employee director compensation arrangements in 2023, our Compensation Committee recommended, and our Board approved, the changes described under “—2023 Director Compensation Arrangements” below.
We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Mr. Stoppelman does not receive any additional compensation for his service on the Board.

Cash Compensation
Each of our non-employee directors received an annual cash fee of $32,000 and the Chairperson of our Board received an additional annual cash fee of $30,000. We also provided the following cash compensation for Board committee services, as applicable, to non-employee directors:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$9,000
Compensation Committee	$10,000	$5,000
Nominating Committee	$7,500	$2,600

Cash compensation payments are made quarterly in arrears. Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of restricted stock unit (“RSU”) awards that vest quarterly over the applicable year of service.
Equity Compensation
New non-employee directors were entitled to receive equity awards valued at $325,000, split evenly between stock options and RSUs by value. Each such award vests over four years, with 25% vesting after one year and the remaining shares underlying the options vesting in equal monthly installments and the remaining shares covered by the RSUs vesting in equal quarterly installments. We grant stock options with an exercise price of not less than the fair market value of our common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time equity award grants in coordination with releasing material non-public information.
Each non-employee director was also entitled to receive an RSU award annually (the “Annual RSU Award”) and a stock option award every other year (the “Biennial Option Award”) on the date of our annual meeting of stockholders. The Annual RSU Award was valued at $175,000 and vests in equal quarterly installments over four years following the date of grant. The grant date fair value of the Annual RSU Award shown in the Director Compensation Table may vary slightly from the stated value due to rounding. The Biennial Option Award covers 10,000 shares of our common stock and vests in equal monthly installments over four years following the date of grant.

Director Compensation for the Year Ended December 31, 2022
The following table shows, for the year ended December 31, 2022, certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	Option Awards(2)(4) ($)	Total ($)
Diane Irvine	—(1)	262,250(5)	—	262,250
Fred D. Anderson, Jr.	—(1)	225,001(6)	—	225,001
Christine Barone	—(1)	213,317(7)	—	213,317
Robert Gibbs	—(1)	217,742(8)	—	217,742
George Hu	37,000	175,006(9)	—	212,006
Sharon Rothstein	39,600	175,006(9)	—	214,606
Brian Sharples	20,500(10)	—	—	20,500
Chris Terrill	—(1)	361,358(11)	163,111(12)	524,469
Tony Wells	—(1)	211,301(13)	—	211,301

(1)    The indicated non-employee director elected to receive the following cash fees he or she was otherwise entitled to receive in the form of an RSU award of equivalent value (calculated as set forth under “—Director Compensation Arrangements—Cash Compensation” above): (a) Ms. Irvine, $89,000; (b) Mr. Anderson, $51,000; (c) Ms. Barone, $39,400; (d) Mr. Gibbs, $43,600; (e) Mr. Terrill, $25,950; and (f) Mr. Wells, $37,000. The number of shares issued in lieu of cash fees is calculated based on the average closing price of our common stock on the NYSE over the two calendar months prior to grant; as a result, the grant date fair value of such awards varies from the fees provided for under our non-employee director compensation program as described above.
(2)    The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents the aggregate grant date fair value of shares underlying stock and option awards granted during the year ended December 31, 2022, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair values of RSU awards are calculated based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of the grant date fair value of option awards are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
(3)    The aggregate number of unvested shares subject to outstanding RSU awards held by each non-employee director as of December 31, 2022 was as follows: (a) 11,353 shares of common stock for Ms. Irvine; (b) 11,080 shares of common stock for Mr. Anderson; (c) 12,763 shares of common stock for Ms. Barone; (d) 11,027 shares of common stock for Mr. Gibbs; (e) 11,297 shares of common stock for Mr. Hu; (f) 11,297 shares of common stock for Ms. Rothstein; (g) 7,938 shares of common stock for Mr. Terrill; and (h) 10,869 shares of common stock for Mr. Wells.
As discussed in footnote 1 to the table above, Mses. Irvine and Barone and Messrs. Anderson, Gibbs, Terrill and Wells each elected to receive the cash fees he or she was otherwise entitled to receive in 2022 in the form of an RSU award of equivalent value.
(4)    The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2022 was as follows: (a) 50,000 shares of common stock for Ms. Irvine; (b) 30,000 shares of common stock for Mr. Anderson; (c) 24,600 shares of common stock for Ms. Barone; (d) 50,000 shares of common stock for Mr. Gibbs; (e) 29,950 shares of common stock for Mr. Hu; (f) 29,950 shares of common stock for Ms. Rothstein; (g) 10,150 shares of common stock for Mr. Terrill; and (h) 21,550 shares of common stock for Mr. Wells.
(5)    Consists of: (a) $87,245, which represents the grant date fair value of the RSUs Ms. Irvine received in lieu of cash board fees for 2022; and (b) $175,006, which represents the grant date fair value of Ms. Irvine’s Annual RSU Award.
(6)    Consists of: (a) $49,995, which represents the grant date fair value of the RSUs Mr. Anderson received in lieu of cash board fees for 2022; and (b) $175,006, which represents the grant date fair value of Mr. Anderson’s Annual RSU Award.
(7)    Consists of: (a) $38,311, which represents the grant date fair value of the RSUs Ms. Barone received in lieu of cash board fees for 2022; and (b) $175,006, which represents the grant date fair value of Ms. Barone’s Annual RSU Award.
(8)    Consists of: (a) $42,736, which represents the grant date fair value of the RSUs Mr. Gibbs received in lieu of cash board fees for 2022; and (b) $175,006, which represents the grant date fair value of Mr. Gibbs’s Annual RSU Award.
(9)    The amount represents the grant date fair value of each of Ms. Rothstein’s and Mr. Hu’s Annual RSU Award.
(10)    Mr. Sharples term as a director ended as of June 2, 2022. The amount represents his pro-rated fees.
(11)    Consists of: (a) $159,865, which represents the grant date fair value of the RSUs Mr. Terrill received as a new director; (b) $26,487, which represents the grant date fair value of the RSUs Mr. Terrill received in lieu of cash board fees for 2022, which were pro rated from March 11, 2022, when he joined the Board; and (c) $175,006, which represents the grant date fair value of Mr. Terrill’s Annual RSU Award.
(12)     The amount represents the grant date fair value of the stock option award Mr. Terrill received as a new director.
(13)    Consists of: (a) $36,295, which represents the grant date fair value of the RSUs Mr. Wells received in lieu of cash board fees for 2022; and (b) $175,006, which represents the grant date fair value of Mr. Wells’s Annual RSU Award.
2023 Director Compensation Arrangements
Our Compensation Committee periodically reviews and assesses our non-employee director pay practices, typically with the assistance of an independent compensation consultant based on market data. The Compensation Committee most recently evaluated our Board compensation arrangements in 2023. As part of this evaluation, the Compensation Committee engaged Compensia to provide advice on market practices as well as a full compensation analysis consisting of board compensation data from the same peer group used for executive compensation purposes.
After considering the information provided by Compensia, as well as the time and responsibility requirements of the various Board roles and committees, our Compensation Committee recommended, and the Board approved, the following changes to our non-employee director compensation arrangements:
Cash Compensation
•Annual fee for Board service increased from $32,000 to $40,000;
•Additional annual fee for service as Chairperson of our Board increased from $30,000 to $45,000; and

•Annual fee for service as Chairperson of our Nominating Committee increased from $7,000 to $7,500.
Equity Compensation
•Initial equity grant delivered 100% in RSUs that vest annually over three years;
•Annual RSU Award with a one-year vesting period and value increased from $175,000 to $205,000; and
•Biennial Option Award covering 10,000 shares of our common stock eliminated.

Director Stock Ownership Requirement
In December 2018, our Board adopted Stock Ownership Guidelines that require each non-employee director to attain a minimum share ownership position of the lesser of (a) 2,000 shares or (b) shares valued at 3x the director’s annual cash retainer for service on the Board, excluding any fees paid with respect to service on a committee of the Board, calculated based on the average closing price over the ninety (90) trading days prior to measurement.
Each non-employee director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. Each non-employee director was in compliance with the Stock Ownership Guidelines measured as of December 31, 2022, although the deadline had not passed for Ms. Barone, Mr. Terrill or Mr. Wells.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
As recommended by the Nominating Committee, the Board’s nominees for election as directors are Diane Irvine and Christine Barone, who are Class II directors whose term of office expires at the Annual Meeting, and Fred D. Anderson, Jr., Robert Gibbs, George Hu, Sharon Rothstein, Jeremy Stoppelman, Chris Terrill and Tony Wells, who are declassified directors whose one-year terms also expire at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Each of the nominees is currently a member of our Board.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board on the recommendation of the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Required Vote and Board Recommendation

Majority Voting with Director Resignation Policy
Our Bylaws include a majority voting with director resignation policy. This policy provides that, in uncontested elections (such as this one), directors are elected by a majority of votes cast by holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors — that is, the nominee must receive a greater number of votes “for” his or her election than votes “withheld” from his or her election.
In the event that an incumbent nominee for director in an uncontested election does not receive the required majority vote and no successor has been elected at such meeting, our Bylaws require the director to promptly tender his or her resignation to the Board. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Within ninety (90) days after the date of the certification of election results, we will disclose the Board’s decision and an explanation of such decision in a filing with the SEC, a press release or other broadly disseminated means of communication.
If the Board does not accept such incumbent director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is elected and duly qualified. If the Board accepts such incumbent director’s resignation, or if a nominee for director does not receive the required vote and is not an incumbent director, then the Board, in its sole discretion, may decrease the size of the Board or may fill the resulting vacancy by a majority vote of the remaining directors. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, will serve until the next annual meeting and until the director’s successor is elected and duly qualified.
Through this policy, the Board seeks to be accountable to all stockholders and respect the rights of stockholders to express their views through their votes for nominees. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event a nominee fails to receive a majority of the votes cast with respect to such nominee. For example, the Board may wish to assess whether the sudden resignation of one or more directors would materially impair the effective functioning of the Board. This policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum or if a resignation would otherwise impair the functioning of the committee. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her performance as a director at the Company.
Under this policy, in contested elections — any election in which the number of candidates for director exceeds the number of directors to be elected — directors will continue to be elected by a plurality of the votes of holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors, meaning the candidates who receive the highest numbers of affirmative votes will be elected as directors.
THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. We first engaged Deloitte & Touche LLP in 2008 to audit our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2022 and 2021 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2022	2021
	(in thousands)
Audit Fees(1)	$2,198	$1,894
Audit-Related Fees	$—	$—
Tax Fees(2)	$143	$123
All Other Fees(3)	$16	$4
Total Fees	$2,357	$2,021

(1)    Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.
(2)    Tax Fees are fees billed for tax compliance, advice and planning.
(3)    All other fees are fees for products and services other than the services described above. The other fees billed in 2022 and 2021 included the Company’s subscription to the Deloitte Accounting Research Tool, a web-based library of accounting and financial disclosure literature, and, in 2022, fees for permissible trainings and workshops.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Required Vote and Board Recommendation

The affirmative vote of holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter will be required to ratify the selection of Deloitte & Touche LLP for the year ending December 31, 2023.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
As our business has evolved, our Compensation Committee has worked to ensure that our executive compensation program is aligned with our strategy and the needs, scale and resources of our business. Our Compensation Committee made several material changes to our executive compensation program that took effect in 2022 as a result of these efforts and in response to stockholder feedback, as discussed below. Despite changes in our business and this evolution of our compensation arrangements, we continue to believe our executive compensation program must satisfy certain basic objectives:
•attracting and retaining a team of executives with strong leadership and management capabilities;
•motivating our executives to achieve our business objectives;
•aligning the interests of our executives with those of our stockholders; and
•promoting teamwork while also recognizing the role that each executive plays in our success.
We believe our executive compensation program has succeeded in achieving these objectives by rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals, maintaining internal pay equity, tying a substantial portion of compensation to the long-term value of our business, and establishing pay practices that are both competitive and responsible, have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program remained heavily weighted towards at-risk compensation in 2022, but provided a more balanced mix of long- and short-term incentives than in previous years. In response to stockholder feedback and to focus management on longer-term performance, our Compensation Committee shifted 50% of the target total value of our performance-vesting RSUs with short-term financial performance goals to performance-vesting RSUs that vest based on our relative total stockholder return (“TSR”) over a three-year period. To ensure continued focus on short-term Company performance given this shift, the Compensation Committee also developed an annual cash incentive program based on pre-set corporate performance goals. Together with more competitive base salaries and service-vesting RSUs with a four-year vesting schedule, our Compensation Committee believes that this total direct compensation mix appropriately aligns the interests of our executive team with our performance and the interests of our stockholders.
Other highlights of our executive compensation program for 2022 include:
•We increased the base salaries of Messrs. Schwarzbach and Nachman by 11% to increase the competitiveness of the cash element of our executive compensation program and to achieve parity with Messrs. Stoppelman and Eaton.

•We developed a new hire package for Mr. Saldanha that was heavily weighted toward long-term equity.
•We granted performance-vesting RSUs to our named executive officers that represented 50% of the target total value of each such executive’s equity compensation opportunity (other than our Chief Product Officer, Craig Saldanha, who was newly hired), reflecting our stockholders’ preferred mix of equity awards.
•We structured 50% of the performance-vesting RSUs to vest based on the relative performance of our TSR over a three-year period, combining a longer-term performance period and relative performance metric.
•The TSR performance-vesting RSUs require above-median performance for target payout and caps payouts at target if our absolute TSR is negative.
•The remaining 50% of the performance-vesting RSUs were eligible to vest based on annual net revenue and adjusted EBITDA performance goals, which are key annual financial metrics aligned with our long-term strategy.
•We adopted an annual cash incentive program in response to stockholder feedback and to incentivize our executive officers to achieve key predetermined short-term performance goals.
•We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed cash incentives or guaranteed equity compensation.
•Our employment agreements with our executive officers do not provide for specific employment terms and our U.S.-based executives are employed at-will. All executives are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.
•We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e., base salary + cash incentive amount, if any) at the time of termination.
•We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.
•We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships.
We believe this program is reasonable in light of the executive compensation programs of companies with whom we compete for talent, and responsible in that it encourages our executive officers to pursue sustainable increases in stockholder value without encouraging excessive risk taking. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.
The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Required Vote and Board Recommendation

Advisory approval of this Proposal No. 3 requires the vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote on executive compensation will be at the 2024 Annual Meeting of Stockholders.
THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL TO REQUIRE STOCKHOLDER CONSENT
FOR CERTAIN ADVANCE NOTICE BYLAW AMENDMENTS
James McRitchie, whose address is 9295 Yorkship Court, Elk Grove, California 94758, has advised the Company that he intends to present the following stockholder proposal at the Annual Meeting. Mr. McRitchie has indicated that he owns 78 shares of the Company’s common stock and has designated John Chevedden to act as his agent regarding this stockholder proposal including its presentation at the Annual Meeting. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent.
The text of the stockholder proposal and supporting statement appear in exactly the form as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.
Our Board recommends a vote against this stockholder Proposal No. 4 for the reasons set forth in its Statement of Opposition following the stockholder proposal.

Stockholder Proposal and Supporting Statement (as Received)

PROPOSAL 4 — FAIR ELECTIONS
RESOLVED: James McRitchie and other shareholders request that directors of Yelp Inc. (“Company”) amend its bylaws to include the following language:
Shareholder approval is required for any advance notice bylaw amendments that:
1.require the nomination of candidates more than 90 days before the annual meeting,
2.impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or
3.require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company's shares.
SUPPORTING STATEMENT: Under SEC Rule 14a-19, the universal proxy card must include all director nominees presented by management and shareholders for election.1 Although the Rule implies each side's nominees must be grouped together and clearly identified as such, in a fair and impartial manner, most rules for director elections are set in company bylaws.
For Rule 14a-19 to be implemented equitably, boards must not undertake bylaw amendments that deter legitimate efforts by shareholder to submit nominees. The bylaw amendments set forth in the proposed resolution would presumptively deter legitimate use of Rule 14a-19 by deterring legitimate efforts by shareholders to seek board representation through a proxy contest.
The power to amend bylaws is shared by directors and shareholders. Although directors have the power to adopt bylaw amendments, shareholders have the power to check that authority by repealing board-adopted bylaws. Directors should not amend the bylaws in ways that inequitably restrict shareholders’ right to nominate
1 https://www.ecfr.gov/current/title-17/chapter-II/part-240/section-240.14a-19 directors. This resolution simply asks the board to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders. We urge the Board not to further amend its advance notice bylaws until shareholders have at least voted on this proposal.
Bloomberg’s Matt Levine speculates bylaws might require disclosure submissions “on paper woven from unicorns’ manes,”2 with requirements waived for the board’s nominees. While Mr. Levine depicts humorous and exaggerated possibilities, some companies are adopting amendments clearly designed to discourage fair elections.
Directors of at least one company (Masimo Corp.) recently adopted bylaw amendments that could deter legitimate efforts by shareholders to seek board representation through a proxy contest. Masimo’s advance notice bylaws “resemble the ‘nuclear option’ and offers a case study in how rational governance devices can become unduly weaponized, writes Lawrence Cunningham.3 Directors of other companies are considering similar proposals.
To ensure shareholders can vote on any proposal that would impose inequitable restrictions, we urge a vote FOR Fair Elections.
To Enhance Shareholder Value, Vote FOR
Fair Elections — Proposal 4
2 https://bloomberg.com/opinion/articles/2022-10-27/credit-suisse-gives-first-boston-gets-a-second-chance?sref=a7KhiWzs
3 https://corpgov.law.harvard.edu/2022/10/23/the-hottest-front-in-the-takeover-battles-advance-notice-bylaws/

Board Statement of Opposition

Our Board has carefully reviewed and considered this proposal and recommends that our stockholders vote AGAINST it because it:
•is unnecessary;
•is overbroad and ineffective;
•would effectively entrench our current advance notice requirements; and
•would infringe on the Board’s governance role in violation of Delaware law.
Our deadline for stockholders to submit director nominations is already 90 days before our annual meeting, making the proposal unnecessary.
Our Bylaws generally require stockholder nominations to be delivered between 120 and 90 days prior to the anniversary of our previous year’s annual meeting if the nominating stockholder is not seeking to include the nomination in our proxy statement.4
Although it is possible for the deadline to be up to 120 days before the annual meeting if we move our meeting date up to 30 days later than the anniversary of the previous year’s annual meeting, in practice it has been more than 90 days before our annual meeting only twice since we began holding annual meetings as a public company in 2013: 115 days in 2020, when we delayed our meeting due to considerations related to the COVID-19 pandemic, and 97 days this year. Although nominations under this provision of our Bylaws are not eligible to be included in our proxy statement, they are eligible for inclusion on our proxy card if the nominating stockholder complies with the other applicable provisions of our Bylaws and Rule 14a-19 under the Exchange Act (the “Universal Proxy Rules”), which appears to be the proponent’s primary concern.
As a result, the first prong of the proposal is unnecessary; our Board has already voluntarily adopted a stockholder nomination deadline approximately in line with that desired by the proponent.
The disclosure requirements sought in the proposal are overbroad.
Although the proponent purports to be concerned with disclosure requirements that “inequitably restrict shareholders’ right to nominate directors,” the proposal itself would require stockholder approval for any new disclosure requirements and any information required about a nominating stockholder’s business associates and limited partners. For example, we would have to obtain stockholder approval even if the disclosure requirement in question was necessary due to new legal requirements.
We already collect information from director nominees and nominating stockholders for many reasons, including to satisfy legal requirements; it is entirely possible that a change in federal or state law would require public companies to collect new information from director nominees or nominating stockholders that would warrant an amendment to our Bylaws. The proposal’s second and third prongs cover a broad range of information that could include sanctions, anti-corruption or anti-money laundering related information that applicable state or federal laws might require us to disclose about our directors or their business associates. Because neither prong includes an exception to the requirement for a stockholder vote for information required by law, the proposal, if implemented, may result in the Company lacking the flexibility to comply with applicable law while it seeks stockholder approval of such amendment. As a result, the disclosure restrictions in the proposal are overly broad and not in the best interests of the Company and its stockholders.
4 If the current year’s annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s annual meeting, notice must instead be received between 120 and 90 days before the current year’s annual meeting or, if later, within 10 days after we first publicly announce the date of such meeting.

Implementation of the proposal would not achieve its stated goal.
Despite its breadth, implementation of the proposal would not prevent nominating stockholders from having to disclose information about their plans and business associates. To take advantage of the Universal Proxy Rules, nominating stockholders must file a definitive proxy statement with the SEC, which must disclose, among other things:
•a description of any arrangement or understanding between the nominating stockholder and any other person with respect to (a) future employment by the Company or (b) any future transactions to which the Company will or may be a party; and
•the “amount of securities of the registrant owned beneficially, directly or indirectly, by each of the [nominating stockholder’s] associates and the name and address of each such associate.”5
As a result, requiring stockholder approval for any such disclosures would also be ineffective; even if our Bylaws did not require any disclosure regarding a nominating stockholder’s plans or business associates, such disclosures may still be required in the related proxy statement.
In addition, under a plain reading of the proposal, the stockholder approval requirement is not limited to bylaw amendments that further tighten stockholder nomination requirements; it would also be required for bylaw amendments that loosen stockholder nomination requirements but nonetheless retain any element of the requirements the proponent views as problematic. For example, the proxy access provisions of our Bylaws generally require stockholders to deliver director nominations between 150 and 120 days prior to the anniversary of the date we mailed our proxy statement for the previous year’s annual meeting. If implemented, the proposal would require stockholder approval to extend this deadline as long as it continued to be more than 90 days before the annual meeting, despite being a change the proponent would presumably view favorably.
Implementation of the proposal would entrench existing advance notice provisions.
Requiring a reasonable amount of advance notice as well as disclosures regarding a nominating stockholder and their nominee is necessary to facilitate orderly elections and allow stockholders to make fully informed decisions in director elections. It is therefore unlikely that our Board would seek to remove these requirements entirely, meaning any amendment to the advance notice provisions would likely need stockholder approval, even if favorable to stockholders. Seeking stockholder approval is a big undertaking, which requires significant time and effort and is not guaranteed to be successful; as a result, implementation of the proposal may have the effect of deterring the Board from pursuing changes to our advance notice requirements or blocking those the Board does pursue — even if favorable to stockholders.
Implementation of the proposal would cause the Company to violate Delaware law and impermissibly infringe on the Board’s governance role.
Our Board is responsible for establishing and overseeing the Company’s corporate governance practices, including through its sole ability to “adopt, amend or repeal” our Bylaws and making recommendations to stockholders regarding the appropriate Board composition.
Article SIXTH of our Amended and Restated Certificate of Incorporation, as amended (our “Restated Certificate”), expressly authorizes our Board to “adopt, amend or repeal” our Bylaws. This provision is in accordance with Section 109 of the Delaware General Corporation Law (“DGCL”), which empowers boards to unilaterally take such actions without limitation. The proposal’s attempt to remove the Board’s ability to amend our Bylaws under certain circumstances is therefore in conflict with both our Restated Certificate and a principle of Delaware law. Under Delaware law, any bylaw provision that is inconsistent with the corporation’s charter is
5 See Item 5(b)(1)(ix) and (xii) of Schedule 14A.

invalid, and any limitation on the Board’s ability to unilaterally adopt, amend or repeal our Bylaws in contravention of Section 109 of the DGCL is impermissible. Although bylaw restrictions like those sought in the proposal do not appear to have been directly addressed by Delaware courts yet, we believe they directly conflict with the unconditional right of our Board to adopt future bylaw amendments that it determines are in the best interests of stockholders.
As outlined in our Amended and Restated Corporate Governance Guidelines, the Board is also responsible for evaluating director candidates and nominating individuals for election to the Board by the Company’s stockholders based on the recommendations of our Nominating Committee. Implementation of the proposal would interfere with the Board’s ability to carry out these key responsibilities by effectively imposing limitations on the Board’s ability to interview and assess the candidacy and appropriateness of director nominees.
Board Recommendation
Though the proponent claims to be simply asking our Board “to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders,” the proposal itself is not tailored to that purpose. As a result, if implemented, it would be unlikely to achieve its stated goal despite its breadth.
Importantly, the proponent fails to provide any reason to support the proposal that is specific to Yelp or our Bylaws. In fact, our Board has a track record of expanding the democratic mechanisms available to our stockholders over time, such as through our implementation of proxy access in 2022. Our Board also recently amended our Bylaws to, among other things, address matters related to the Universal Proxy Rules; in doing so, it did not change the deadline for submitting stockholder nominations, which in most years will approximate the deadline of 90 days prior to our annual meeting sought in the proposal. Neither did it add burdensome disclosure requirements to our advance notice provisions; while some disclosures are required of nominating stockholders and nominees, they do not rise to the level of the “nuclear option” advance notice provisions cited by the proponent, which require information about the nominating stockholder’s passive investors and extended family in all cases.
Accordingly, implementation of the proposal would be unnecessary, overbroad and ineffective, entrench our current advance notice requirements, violate Delaware law and infringe on our Board’s governance role. As a result, it is not in the best interests of the Company or our stockholders, and the Board recommends a vote AGAINST Proposal No. 4.

Required Vote

Approval of this Proposal No. 4 requires the vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy and entitled to vote generally on the subject matter.
THE BOARD RECOMMENDS
A VOTE AGAINST PROPOSAL NO. 4

EXECUTIVE OFFICERS
The names, ages and certain other information concerning our executive officers as of April 11, 2023 are set forth below. There are no family relationships between any of our directors and any of our executive officers.

Name	Age	Position Held With the Company
Jeremy Stoppelman	45	Co-Founder and Chief Executive Officer
David Schwarzbach	54	Chief Financial Officer
Sam Eaton	50	Chief Technology Officer
Joseph R. (“Jed”) Nachman	50	Chief Operating Officer
Carmen Orr	48	Chief People Officer
Craig Saldanha	45	Chief Product Officer

Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Information Regarding the Board of Directors and Corporate Governance—Board of Directors—Biographies of Our Board Members.”

David Schwarzbach has served as our Chief Financial Officer since February 2020. Mr. Schwarzbach previously served as Chief Financial Officer of Optimizely, Inc., a private company that provides A/B testing tools and personalization capabilities for websites, mobile apps and connected devices, from October 2015 through January 2020. He also served as Chief Operating Officer of Optimizely from February 2017 through January 2020. From June 2011 through September 2015, Mr. Schwarzbach held several senior finance positions at eBay Inc., an Internet marketplace company, most recently as Vice President and Chief Financial Officer of eBay’s multibillion-dollar North American Marketplaces business. Mr. Schwarzbach holds a B.S. in Plant Science from the University of California, Davis and an M.P.A. in Economics and Public Policy from Princeton University.

Sam Eaton has served as our Chief Technology Officer since January 2021. Mr. Eaton previously served as Senior Vice President, Engineering from September 2018 to December 2020 and Vice President, Operations and Infrastructure from April 2016 to September 2018, where he was responsible for scaling and innovating our technical infrastructure and backend systems. Mr. Eaton joined Yelp in April 2013 as Director of Engineering to run the site reliability engineering team. Prior to Yelp, Mr. Eaton spent seven years as Director of Web Technology for Future Publishing, a major U.K. media company. Mr. Eaton holds a B.A. in Computing and Artificial Intelligence from the University of Sussex.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo!. Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Carmen Orr has served as our Chief People Officer since January 2022. Prior to joining us, Ms. Orr held several senior human resources roles at eBay Inc., most recently serving as Vice President of Global People Operations & Development from February 2021 to January 2022. Prior to that role, she served as Vice President of People from March 2018 to February 2021 and Senior Director, Human Resources Business Partner - Global Customer Experience from November 2014 to February 2018. Prior to eBay, Ms. Orr served in various roles at The Home Depot from June 2002 to May 2012, including Human Resources Director from 2010 to May 2012. Ms. Orr holds a B.A. in Spanish and International Studies from Colby College and an M.B.A. in International Business from Bentley University, and is certified in Executive Coaching through Columbia University.

Craig Saldanha has served as our Chief Product Officer since February 2022. Prior to joining us, Mr. Saldanha served in several product roles at Amazon.com, Inc. from July 2013 to February 2022, including most recently as a Director of Product and Engineering for Prime Video from February 2021 to February 2022. Prior to that role, he served as Director and General Manager of X-Ray for Prime Video from August 2018 to February 2021, Head of Amazon Prime Video, India from August 2017 to August 2018 and Senior Manager, Product Management for Prime Video from March 2017 to July 2017. Prior to Amazon, Mr. Saldanha spent a decade at Intel Corporation in various technical roles. Mr. Saldanha holds a B.E. in Electrical Engineering from the University of Mumbai, an M.S. in Computer Engineering from the University of Wisconsin-Madison, and an M.B.A. from Carnegie Mellon University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2022 regarding compensation for our named executive officers (sometimes referred to as “NEOs”):
•Jeremy Stoppelman, our Chief Executive Officer;
•David Schwarzbach, our Chief Financial Officer;
•Sam Eaton, our Chief Technology Officer;
•Jed Nachman, our Chief Operating Officer; and
•Craig Saldanha, our Chief Product Officer.(1)
(1)    Mr. Saldanha joined us on February 14, 2022.

Executive Summary
This executive summary provides an overview of: (1) our strategy and 2022 business highlights; (2) highlights of our 2022 executive compensation program; (3) the results of our recent advisory votes on executive compensation, stockholder outreach and changes we made for 2022; (4) our executive compensation governance policies and practices; and (5) an analysis of our pay-for-performance alignment.

Our Strategy and 2022 Business Performance
As one of the best known Internet brands in the United States, Yelp is a trusted local resource for consumers and a partner in success for businesses of all sizes. Consumers trust us for our more than 240 million ratings and reviews of businesses across a broad range of categories, while businesses advertise with us to reach our large audience of purchase-oriented and generally affluent consumers. We believe our ability to provide value to both consumers and businesses not only fulfills our mission to connect consumers with great local businesses, but also positions us well in the local, digital advertising market in the United States.
Our performance in 2022 demonstrated our ability to execute on our strategic initiatives and the durability of our broad-based local advertising platform. We delivered another year of record annual revenue while also achieving profitable growth through the consistent execution of our product-led strategic initiatives:
✓    Net revenue increased by 16% year over year to a record $1.19 billion, driven by strong advertiser demand across categories and channels.
✓    Net income decreased by 8% year over year to positive $36 million, representing a 3% net income margin, and adjusted EBITDA6 increased by 10% year over year to a record $270 million, representing a 23% adjusted EBITDA margin.6
✓    Paying advertising locations increased by 7% year over year.
✓    After significantly increasing the percentage of monetized leads in our Services categories — home, local, auto, professional, pets, events, real estate and financial services — in recent years, we shifted our primary
6 Adjusted EBITDA and adjusted EBITDA margin are not calculated under accounting principles generally accepted in the United States (“GAAP”). For information on how we define and calculate adjusted EBITDA and adjusted EBITDA margin, and a reconciliation of these non-GAAP financial measures to net income and net income margin, see Appendix A.

focus to improving lead quality and the project experience while preserving monetization gains. These efforts, which included launching Request-a-Call, improving our matching technology and introducing a new projects experience in our mobile app, contributed to a record $694 million of advertising revenue from Services businesses in 2022.
✓    Our product and marketing investments drove record customer acquisition in our Self-serve channel, which contributed to annual revenue growth of approximately 25% year over year in this channel. As a result, revenue from our Self-serve channel increased as a percentage of our total advertising revenue from 17% in 2021 to 19% in 2022.
✓    Multi-location channel revenue also increased by approximately 25% year over year as we continued to expand our offerings, including new iterations of our themed and spotlight ad formats, and enhance our measurement capabilities through improvements to our first-party attribution solution, Yelp Store Visits. As a result of these efforts, Multi-location channel revenue increased as a percentage of total advertising revenue from 27% in 2021 to 30% in 2022.
✓    We continued to deliver value to our advertisers in the form of higher performing clicks by optimizing our ad system to better match consumers with the right advertisers at the right time. For example, we improved the lead-through rate, an important quality indicator, converting a greater percentage of ad clicks to leads on average in 2022 compared to 2021. Despite the macroeconomic challenges of 2022, average cost-per-click increased by 27% year over year as advertiser demand remained robust.
✓    We made early progress on our efforts to enhance the consumer experience in 2022. We reduced friction in the review-writing process and leveraged smart notifications to prompt more review contributions. We also introduced a more visual, vertical home feed and updated the map view search experience for our Android app to bring it more in-line with the high quality of our iOS app. Together, these efforts contributed to improved new user retention and an 18% year-over-year increase in the click-through rate of Android ads.
Looking ahead, we believe that our product-led strategic initiatives, which have led our business to new highs in recent years, continue to provide significant opportunities for growth. In 2023, we plan to expand upon these initiatives by continuing to invest in growing quality leads and monetization of our Services categories, driving sales through our most efficient channels, delivering more value to advertisers and enhancing the consumer experience.

2022 Pay Highlights
•We increased the base salaries of Messrs. Schwarzbach and Nachman by 11% to increase the competitiveness of the cash element of our executive compensation program and to achieve parity with Messrs. Stoppelman and Eaton.
•We developed a new hire package for Mr. Saldanha that was heavily weighted toward long-term equity.
•Performance-vesting RSUs (“Performance Equity Awards”) comprised 50% of the target total value of each named executive officer’s equity compensation opportunity (other than Mr. Saldanha, who was newly hired).
•In response to stockholder feedback and to better align our executive compensation program with our corporate strategy, we made the following changes to our executive compensation program that took effect in 2022:
◦We structured 50% of the Performance Equity Awards to vest based on the relative performance of our total stockholder return over a three-year period (the “TSR RSUs”), combining a longer-term performance period and relative performance metric.
◦The TSR RSUs require above-median performance for target payout and caps payouts at target if our absolute TSR is negative.
◦The remaining 50% of the Performance Equity Awards vest based on annual net revenue and adjusted EBITDA performance goals (the “Financial Performance RSUs”), which are key annual financial metrics aligned with our long-term strategy.
◦We developed an annual cash incentive program based on pre-set corporate performance goals (the “Performance Bonus Plan”) to ensure continued focus on short-term Company performance given the shift of a portion of the Performance Equity Awards with short-term performance goals to Performance Equity Awards with a longer-term goal.
•95% of the target total value of the direct compensation we awarded to our Chief Executive Officer was “at risk”; an average of 90% of the target total value of the direct compensation awarded to our other named executive officers was at risk.
Results of Recent Advisory Votes, Stockholder Outreach and Changes We Made for 2022
At our 2022 Annual Meeting of Stockholders, our annual say-on-pay proposal received approximately 94% support. Our Compensation Committee believes that this result reflected strong support for the evolution of our executive compensation program, in particular the changes our Compensation Committee made in response to feedback received from stockholders in connection with our 2021 say-on-pay vote.
In connection with and following our 2021 say-on-pay vote, we conducted an extensive engagement campaign to better understand our investors’ views on our executive compensation program:
•We reached out to or responded to meeting requests from stockholders collectively representing approximately 84% of our outstanding shares (excluding shares held by officers and directors).
•We engaged in substantive discussions with stockholders collectively representing approximately 54% of such outstanding shares.
•Yelp participants in these substantive discussions included one or more of:
◦Diane Irvine, the independent Chairperson of our Board

◦Fred D. Anderson, Jr., the independent Chairperson of our Compensation Committee
◦Members of our Investor Relations team
While the main feedback we received from our stockholders was related to certain atypical elements of our 2020 compensation program that we do not intend to repeat, many stockholders also expressed a desire for longer-term performance goals and the addition of a relative performance metric, as well as a mix of short- and long-term incentive compensation, including a short-term cash incentive. In response to the stockholder feedback we received and to better align our executive compensation program with our corporate strategy, the Compensation Committee made several material changes to our executive compensation program that took effect in 2022, as described in detail below.

What We Heard		How We Responded

Performance Equity Awards	•Performance Equity Awards should include longer-term performance periods of at least three years •Performance Equity Awards should incorporate relative metrics, such as relative TSR
•50% of 2022 Performance Equity Awards consist of TSR RSUs, which vest based on the relative performance of our TSR over a three-year period, combining a longer-term performance period and relative performance metric
•The TSR RSUs require above-median performance for target payout and cap payouts at target if our absolute TSR is negative

Incentive Compensation Mix	•Incentive compensation should reflect a mix of short- and long-term incentives, including a short-term cash incentive
•We developed an annual cash incentive program based on pre-set corporate performance goals to ensure continued focus on short-term Company performance while also continuing to incentivize long-term performance

Equity Compensation Mix	•Continued support for an equal allocation of the target total value of equity compensation between performance- and service-vesting equity awards	•We maintained an equal mix of Performance Equity Awards and RSUs at the target achievement level for our 2022 executive compensation program

Although our 2022 say-on-pay proposal received strong support, we proactively solicited further input on pay practices as part of our regular outreach efforts in advance of making executive compensation decisions for 2023. Following our 2022 Annual Meeting, we reached out to, or responded to meeting requests from, stockholders collectively representing approximately 64% of our outstanding shares held by non-affiliates. Members of management and Ms. Irvine ultimately engaged in substantive discussions with stockholders collectively representing approximately 58% of such outstanding shares. These stockholders generally expressed support for the evolution of our executive compensation program in 2022. Based on the feedback from these discussions and the results of our 2022 say-on-pay vote, our Compensation Committee approved executive compensation arrangements for 2023 with the same general structure as the 2022 program.

Executive Compensation Governance
Our Board and Compensation Committee have implemented the following compensation and governance policies and practices, which they determined to be in the best interests of our stockholders:

☑	What We Do

✓	Maintain a completely independent Compensation Committee
✓	Retain an independent compensation consultant
✓	Structure a substantial majority of total compensation as long-term equity awards
✓	Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓	Grant performance-based long-term equity awards that constitute a meaningful portion of equity compensation
✓	Employ our executive officers at will
✓	Provide reasonable change in control and severance benefits that do not exceed the executive’s annual cash compensation (i.e., base salary + cash incentive amount, if any) at the time of termination
✓	Maintain stock ownership guidelines for executive officers and directors
✓	Subject cash and equity compensation to a clawback policy
✓	Engage with our stockholders and make changes to our compensation program when appropriate

☒	What We Do Not Do

✗	No guaranteed salary increases, guaranteed cash incentives or guaranteed equity compensation
✗	No strict benchmarking of compensation
✗	No “single-trigger” change in control cash payments or guaranteed equity acceleration
✗	No excise tax “gross-ups” for change in control or termination benefits
✗	No excessive perquisites or personal benefits
✗	No pension arrangements, defined benefit retirement programs or non-qualified deferred compensation plans
✗	No hedging, pledging or other inherently speculative transactions in our equity securities
✗	No stock option exchanges or repricings without stockholder approval

Pay-for-Performance Alignment
Our 2022 executive compensation program was heavily weighted towards at-risk compensation. Our Compensation Committee believes that our combination of appropriate base salary, long-term equity awards, including Performance Equity Awards, and the Performance Bonus Plan we adopted in 2022 appropriately align the interests of our executive team with our performance and the interests of our stockholders:
•the value of the TSR RSUs depends on the performance of our total stockholder return over a three-year period relative to that of the other companies in the Russell 2000 Index, focusing management on longer-term performance and incorporating a relative performance metric;
•the Financial Performance RSUs and cash incentive opportunities under the Performance Bonus Plan would have value only to the extent that we achieved certain predetermined performance goals, based on performance measures aligned with our long-term strategy; and
•RSUs, including any Performance Equity Awards that become eligible to vest based on our performance, will not retain their expected value if our shares lose value.

For the pay-versus-performance disclosure prescribed by SEC rules, which does not necessarily reflect the way our Compensation Committee views the alignment between our performance and our named executive officers’ compensation, see the section titled “—Pay versus Performance” below.
In late February 2022, our Compensation Committee approved a target total direct compensation mix (i.e., base salary + target cash incentive + target total value of equity compensation) for our named executive officers that reflected this alignment:
CHIEF EXECUTIVE OFFICER
95% At-Risk
AVERAGE OF OTHER NEOs*
90% At-Risk
*    Excluding Mr. Saldanha. Although 90% of Mr. Saldanha’s target total direct compensation was at risk, as a new hire, his equity allocation differed from the other NEOs.
Executive Compensation Objectives, Philosophy and Design
Objectives and Philosophy. We operate in a highly dynamic industry where the market for talent is extremely competitive. As our business has evolved, our Compensation Committee has continued its ongoing efforts to ensure that our executive compensation program is aligned with our strategy and the needs, scale and resources of our business, including our program objectives, philosophy and design. Despite changes in our business and the evolution of our compensation arrangements, we continue to believe our executive compensation program must satisfy certain basic objectives:

Attract and retain a team of executives with strong leadership and management capabilities	Motivate our executives to achieve our business objectives	Align the interests of our executives with those of our stockholders	Promote teamwork while also recognizing the role each executive plays in our success

We approach these objectives by emphasizing teamwork and long-term value creation through a philosophy of:
•rewarding performance by making a meaningful portion of compensation dependent on achieving performance goals;
•maintaining internal pay equity, such that each executive’s compensation reflects the relative importance of his role, while at the same time providing a certain amount of parity to promote teamwork;
•tying a substantial portion of compensation directly to the long-term value and growth of our business and total stockholder return; and

•establishing pay practices that are both competitive and responsible, have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.
Design. Based on the above principles, the total compensation package for 2022 for our named executive officers consisted of the following key components:

	Compensation Component	Delivery Method	Purpose

Fixed Compensation	Base Salary	Cash	To compensate our executives for their day-to-day responsibilities, at levels necessary to attract and retain executive talent
At-Risk Compensation	Short-Term Incentive Awards	Annual Cash Incentive	To drive achievement of key annual corporate performance goals
	Long-Term Incentive Awards	Financial Performance RSUs	To link pay directly to Company performance in the short term, while service-based vesting component also serves as a retention tool
		TSR RSUs	To link pay to Company’s relative performance over a longer-term performance period
		Service-Vesting RSUs	To align pay with long-term stockholder value, while ensuring continued motivation and retention during periods of market volatility
Post-Employment & Change in Control Compensation	Executive Severance Benefits Plan	Cash and Vesting Acceleration	Limited severance and change in control benefits to encourage our executives to work to maximize stockholder value

We also provide our executive officers with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all of our eligible employees.
Historically, executive compensation has generally been weighted towards equity, with no annual incentive cash compensation opportunities. While our Compensation Committee continues to believe that making equity awards the primary component of executive compensation appropriately focuses the executive team on the achievement of our long-term strategic and financial goals, in response to stockholder feedback and to incentivize our executive officers to achieve key predetermined short-term performance goals, the Compensation Committee adopted the Performance Bonus Plan in 2022.
We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long- and short-term compensation. Rather, total compensation has skewed more heavily toward either cash or equity, or short- or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below.
Executive Compensation Program Components
Base Salary

We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a substantial portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation and, in the case of Performance Equity Awards, achievement of performance goals. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.
Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather, our Compensation Committee may consider a range of factors, including:
•the executive’s anticipated responsibilities and individual experience;
•the value of the other elements of the executive’s compensation package;
•internal pay equity among our executive officers; and
•negotiations with the executive.
In February 2022, our Compensation Committee approved a 2022 annual base salary for each named executive officer, as set forth in the following table:

Name	2022 Annual Base Salary ($)	Percent Increase from 2021 Base Salary* (%)

Jeremy Stoppelman	500,000	—
David Schwarzbach	500,000	11.1
Sam Eaton(1)	500,000	—
Jed Nachman	500,000	11.1
Craig Saldanha	450,000	N/A

(1)    Mr. Eaton relocated to the United Kingdom effective March 16, 2022 and, in connection with his move, his base salary was converted to £374,165 based on the average exchange rate from February 13, 2022 to March 14, 2022.
Jeremy Stoppelman and Sam Eaton. The Compensation Committee determined not to increase Mr. Stoppelman’s or Mr. Eaton’s base salary for 2022 based on pay equity considerations and its determination that their existing base salaries provided sufficient fixed compensation for retention purposes.
David Schwarzbach and Jed Nachman. Our Compensation Committee approved a base salary increase of approximately 11% for each of Messrs. Schwarzbach and Nachman. In addition to increasing the competitiveness of the cash component of their compensation, our Compensation Committee determined that their salaries should be set at the same amount as Messrs. Stoppelman’s and Eaton’s base salaries to maintain internal pay equity. In making this determination, the Compensation Committee noted that Messrs. Schwarzbach’s and Nachman’s resulting target total cash compensation approximated the 40th and 50th percentiles, respectively, of target total cash compensation for comparable positions at our peer companies in Compensia’s 2022 executive compensation analysis. Our Compensation Committee did not benchmark their salaries to specific market levels, but rather took the market data into account as a general reference point to ensure that their fixed compensation was not excessive.
Craig Saldanha. Mr. Saldanha joined us in February 2022 and his initial base salary of $450,000 was established through individual negotiations between us and Mr. Saldanha. These negotiations were informed by the Compensation Committee’s desire to maintain internal pay equity with the Company’s other executive officers, most of whom — including our former chief product officer — were receiving a base salary of $450,000 at the time.
Cash Incentive Compensation
2022 Annual Cash Incentive Opportunity
Approach to 2022 Annual Cash Incentive Compensation. Historically, we have not offered annual cash incentive compensation opportunities to our executive officers. However, our Compensation Committee revisited this practice when designing our 2022 executive compensation program and ultimately adopted the Performance Bonus Plan, which provides the opportunity for our executive officers to earn annual cash incentives based on the achievement of designated corporate performance goals. The Compensation Committee felt the adoption of the Performance Bonus Plan was important both to respond to stockholder feedback and to provide incentives that focus our executive officers on achieving key short-term performance goals, given that the portion of executive pay linked to short-term Company performance was reduced as a result of shifting 50% of the target total value of the 2022 Performance Equity Awards from Financial Performance RSUs to TSR RSUs. In addition to helping drive the achievement of key short-term performance goals, the Compensation Committee also recognizes that providing an annual cash incentive opportunity helps attract and retain talented individuals in the competitive market for technology executives.
2022 Target Cash Incentive Opportunity. To establish each named executive officer’s target cash incentive opportunity for 2022, which is expressed as a percentage of base salary, the Compensation Committee considered peer company practices from Compensia’s 2022 executive compensation analysis, the value of the other elements of the executive’s compensation package, and internal pay equity among our executive officers. Based on its consideration of these factors, our Compensation Committee approved a target cash incentive opportunity for each named executive officer equal to 50% of their respective base salaries.
Although each named executive officer’s target cash incentive opportunity was substantially lower than the opportunities for comparable executives at our peer companies — it was below the 10th percentile for the chief executive officer position and at or below the 25th percentile for the roles of our other named executive officers — our Compensation Committee determined it to be an appropriate starting point in the evolution of the cash component of our executive compensation program while maintaining our emphasis on equity. The Compensation Committee also determined that each named executive officer’s target cash incentive opportunity should be the same to maintain internal pay equity.
2022 Performance Bonus Plan Goals and Achievement. For 2022, each named executive officer’s annual cash incentive was determined based on our level of achievement of two corporate performance goals — net revenue and adjusted EBITDA — which are key short-term business metrics aligned with our strategy. Payouts were capped at 200% of target. The Compensation Committee approved the threshold, target and stretch performance levels for each corporate performance goal in February 2022 with the conviction that they were appropriately challenging and demonstrated significant rigor, considering our financial forecasts and business outlook at the time as well as our historical performance. The performance levels for the 2022 corporate performance goals and the associated achievement of each goal are set forth in the following table:

	Corporate Performance Goal	2021 Result	Business Outlook(1)	Performance Levels(2)
Weighting				Threshold (50%)	Target (100%)	Stretch(3)	2022 Result	Payout

50%	2022 Net Revenue	$1.03B	$1.16B - $1.18B	$1.12B	$1.2B	$1.25B	$1.19B	95.9%
50%	2022 Adjusted EBITDA(4)	$246M	$260M - $280M	$250M	$300M	$350M	$270M	69.8%
Overall Payout								82.85%

(1)    Business outlook as announced on February 10, 2022.
(2)    Payouts for performance between these specified performance levels are linearly interpolated, with performance below the threshold performance level resulting in a 0% payout. Moreover, if the threshold performance level for one corporate performance goal was not achieved, the maximum payout percentage for the other corporate performance goal was capped at 100%, notwithstanding achievement in excess of such goal’s target performance level.
(3)    The maximum payout percentages for the 2022 net revenue goal and the 2022 adjusted EBITDA goal were 225% and 175%, respectively.
(4)    For purposes of our Performance Bonus Plan, adjusted EBITDA is defined as our non-GAAP adjusted EBITDA financial measure as reported in our periodic filings with the SEC (see Appendix A for a detailed definition of adjusted EBITDA and a reconciliation of this non-GAAP metric to net income).
2022 Cash Incentive Payout. The payouts under the Performance Bonus Plan for 2022 to the named executive officers were as follows:

Name	2022 Target Cash Incentive	2022 Actual Cash Incentive	Percent of 2022 Target Cash Incentive

Jeremy Stoppelman	$250,000	$207,125	82.85%
David Schwarzbach	$250,000	$207,125	82.85%
Sam Eaton(1)	$225,136	$186,525	82.85%
Jed Nachman	$250,000	$207,125	82.85%
Craig Saldanha	$225,000	$186,413	82.85%

(1)    Mr. Eaton’s target cash incentive for 2022 was £187,083, representing 50% of his 2022 annual base salary of £374,165, and his actual cash incentive for 2022 was £154,998. Conversion to U.S. dollars is based on the exchange rate in effect on the payment date.
Craig Saldanha Signing and Retention Bonuses
In order to provide an initial compensation package that would incentivize Mr. Saldanha to join the Company, the Compensation Committee approved a signing bonus of $625,000, payable upon commencement of his employment with us and which Mr. Saldanha earned over the course of his first year of employment. If his employment terminated for any reason prior to the one-year anniversary of his start date, he would have been required to return a pro rata portion of the signing bonus to the Company. In addition, the Compensation Committee approved a one-time retention bonus of $100,000, subject to Mr. Saldanha remaining employed by the Company for one year. The retention bonus was paid to Mr. Saldanha on February 24, 2023 following his satisfaction of this requirement. The Compensation Committee believed these bonuses were necessary and appropriate to help secure Mr. Saldanha’s employment by offsetting the compensation opportunities he would forfeit as a result of leaving his former employer.
Equity Compensation
The primary component of our executive compensation program is equity awards. Our Compensation Committee believes this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders.
In determining the size, form and material terms of executive equity awards, our Compensation Committee may consider, among other things:
•the executive officer’s total compensation opportunity;
•the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value;
•equity awards granted to similarly situated executives at our peer group companies;
•individual accomplishments;
•any recent changes to the executive’s job duties;
•the executive officer’s existing equity award holdings (including the unvested portion of such awards);
•internal pay equity among our executive officers;
•the cost associated with equity awards, including both stockholder dilution and compensation expense; and
•feedback received from our discussions with stockholders.
Equity Compensation Mix. Since 2020, we have delivered equity compensation to our executive officers through a mix of Performance Equity Awards and service-vesting RSUs, with the target total value of each executive officer’s awards split evenly between them. This target mix reflects the most prevalent mix used by our peer group companies and the preferred combination expressed by our investors during our stockholder outreach discussions. In 2022, our Compensation Committee continued to believe that this target mix of Performance Equity Awards and RSUs would best incentivize each individual executive officer and awarded equity compensation with the target total value evenly split between Performance Equity Awards and RSUs to each named executive officer other than Mr. Saldanha, as discussed in greater detail below.
All Performance Equity Awards are subject to the achievement of one or more performance goals, and Performance Equity Awards with one-year performance periods are also subject to our standard four-year vesting schedule for RSUs, allowing them to serve as a retention tool in addition to tying executive pay directly to Company performance. Because RSUs have value even in the absence of stock appreciation, RSUs help us retain and incentivize employees during periods of market volatility. RSUs typically vest in equal quarterly installments over four years and, as a result, our Compensation Committee believes they are also an effective tool to motivate our executives to build sustainable stockholder value. In addition, RSU awards cover fewer shares of common stock than stock option awards of equivalent grant date fair value, which helps manage the dilutive effect of our equity compensation program.
Target Total Value of Equity Compensation. In February 2022, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of our then-serving named executive officers. Using the 2022 peer group equity compensation data as a general reference, and considering the factors described in the bullet points above, our Compensation Committee approved awards consisting of RSUs and Performance Equity Awards covering the following numbers of shares to our then-serving named executive officers:

	Target Total Value(1)	Increase from 2021 Target Total Value		Performance Equity Awards at Target Achievement Level(2)
Name			RSUs	Financial Metrics	3-Year Relative TSR

Jeremy Stoppelman	$8,500,000	—%	120,328	60,164	60,164
David Schwarzbach(3)	$4,100,000	13%	58,041	29,021	29,021
Sam Eaton(4)	$3,643,000	—%	51,572	25,786	25,786
Jed Nachman	$4,250,000	—%	60,164	30,082	30,082

(1)    “Target total value” of equity compensation represents the value used by our Compensation Committee to calculate the number of shares subject to each named executive officer’s equity awards at the target performance level. In accordance with the Company’s regular practice designed to mitigate the impact of one-day or short-term stock price fluctuations, the price our Compensation Committee attributed to each share in these calculations was the average closing price of the Company’s stock over the two calendar months prior to its approval of these awards — i.e., December 2021 and January 2022.
This target total value differs from the value reflected in the Summary Compensation Table, which represents the aggregate grant date fair value of each executive’s equity awards calculated in accordance with ASC 718. The grant date fair value under ASC 718 is calculated using a Monte Carlo model for the TSR RSUs and based on the single-day closing price of our common stock on the date of grant for RSUs and the Financial Performance RSUs. In addition, the grant date fair value of the Performance Equity Awards assumes the probable outcome of the performance conditions.
(2)    The 2022 Performance Equity Awards covered the following numbers of shares at each achievement level:

Name	Financial Performance RSUs			TSR RSUs
	Threshold	Target	Maximum	Threshold	Target	Maximum

Jeremy Stoppelman	15,041	60,164	120,328	30,082	60,164	120,328
David Schwarzbach	7,256	29,021	58,042	14,511	29,021	58,042
Sam Eaton	6,447	25,786	51,572	12,893	25,786	51,572
Jed Nachman	7,521	30,082	60,164	15,041	30,082	60,164

(3)    The increase to Mr. Schwarzbach’s target total equity value was based primarily on internal pay equity considerations.
(4)    In addition to the RSUs indicated in the table above, Mr. Eaton received a promotion RSU award, as described further below.
Our Compensation Committee determined that the size of these awards would address our retention goals as well as provide sufficient incentive opportunities to motivate our executives to achieve our business objectives. The relative size of the awards reflects our Compensation Committee’s desire for pay parity, while recognizing the scope and importance of each role’s responsibilities. For Mr. Stoppelman, in particular, although his target total cash compensation continued to be well below the median for chief executive officers at our peer group companies, the Compensation Committee determined not to increase the target total value of his equity compensation from his 2021 target total equity value.

TSR RSUs. In response to stockholder feedback, our Compensation Committee tied the vesting of 50% of the target total value of the 2022 Performance Equity Awards to our relative total stockholder return over a three-year period to focus management on longer-term performance. A percentage of the target number of shares subject to the TSR RSUs, ranging from zero to 200%, will vest based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index over the period beginning January 1, 2022 and ending December 31, 2024 (the “TSR Goal”). The Compensation Committee will calculate the percentage of the target shares, if any, that will vest (the “Earned Shares”) based on our level of achievement of the TSR Goal, as follows:

	Threshold	Target	Stretch

Percentile Rank	25th	55th	75th
Percent of Target Shares Earned	50%	100%	200%

Our total stockholder return for the period, as well as the total stockholder return of the other companies in the Russell 2000 Index, will be calculated based on the average closing price of each company’s stock over the last 20 trading days of the performance period compared to the average closing price over the first 20 trading days of the performance period. In the event that our absolute total stockholder return for the performance period is below zero, the Earned Shares may not exceed 100% of the target shares.
The Compensation Committee will make the final determination of our level of achievement of the TSR Goal, as well as the number of Earned Shares, as soon as administratively practicable following the end of the three-year performance period, but no later than March 15, 2025. The Earned Shares, if any, will fully vest (a) on February 20, 2025 if the Compensation Committee has made its determination on or prior to that date, or (b) on March 15, 2025, in each case subject to the applicable executive officer’s continued service as of such vesting date.
Financial Performance RSUs. The Financial Performance RSUs, which represented the remaining 50% of the target total value of the 2022 Performance Equity Awards, were subject both to the achievement of performance goals for annual financial metrics and our standard four-year vesting schedule for RSUs. The one-year performance period reflects the predominant practice of companies in our industry due to the difficulty for such companies of developing durable longer-term financial goals or repeatable strategic goals.
As in previous years, the performance goals for the Financial Performance RSUs were based on our annual net revenue and adjusted EBITDA, which are key short-term business metrics aligned with our strategy. A percentage of the target number of shares subject to the Financial Performance RSUs, ranging from zero to 200%, would become eligible to vest based on our level of achievement of the net revenue and adjusted EBITDA performance goals measured with reference to the threshold, target and stretch performance levels established for the 2022 Performance Bonus Plan.
Our Compensation Committee was required to make the final determination of our level of achievement of the performance goals, as well as the number of shares subject to the Financial Performance RSUs that would become eligible to vest (which we refer to as the “Eligible Shares”), no later than March 15, 2023. The percentage of the target shares that would become Eligible Shares would be calculated in the same manner as the payout percentage under the 2022 Performance Bonus Plan. On March 15, 2023, the Eligible Shares, if any, would vest to the extent that the applicable executive officer had met the service-based vesting schedule as of such date. Thereafter, the Eligible Shares would continue vesting in accordance with the service-based vesting schedule, subject to the applicable executive officer’s continued service as of each such vesting date.
On March 6, 2023, our Compensation Committee evaluated the level of achievement of the performance goals based on the Company’s reported financial results for the year ended December 31, 2022:

	Actual Performance	Achievement Level
Performance Goal

2022 Net Revenue	$1.19B	95.9%
2022 Adjusted EBITDA	$270M	69.8%

Based on the Company’s performance in 2022, our Compensation Committee determined that 82.85% of the target shares subject to each executive officer’s respective Financial Performance RSUs would become Eligible Shares:

Name	Eligible Shares
Jeremy Stoppelman	49,847
David Schwarzbach	24,045
Sam Eaton	21,364
Jed Nachman	24,924
Craig Saldanha	—

In accordance with the terms of the Financial Performance RSUs, 31.25% of these Eligible Shares vested on March 15, 2023. These shares represent the portion of the Eligible Shares that had met the service-based vesting schedule as of such date (i.e., the portion of such shares that would have vested on the four vesting dates in 2022 and the first quarter of 2023). The remaining Eligible Shares will continue vesting on a quarterly basis through the fourth quarter of 2025, subject to the applicable executive officer’s continued service as of each such vesting date.
Sam Eaton Promotion RSU Award. In addition to the ordinary course annual equity awards indicated in the table above, the Compensation Committee granted Mr. Eaton an RSU award covering 45,300 shares in recognition of his promotion to Chief Technology Officer in 2021. The Compensation Committee noted that the target total value of Mr. Eaton’s 2021 equity compensation reflected its determination of the appropriate value for a continuing employee rather than a higher value appropriate for a newly appointed Chief Technology Officer. As a result, Mr. Eaton’s aggregate equity award opportunity over the following years would trail the expected level until the opportunity provided by his executive-level annual awards accumulated. The Compensation Committee awarded Mr. Eaton this one-time promotion grant with a front-weighted four-year vesting schedule — the RSUs vest quarterly over four years, with 50% vesting in the first year, 25% vesting in the second year and 12.5% vesting in each of the last two years — to address this shortfall and resulting gap in retention incentive.
Craig Saldanha New Hire RSU Award. The equity component of Mr. Saldanha’s new hire package consisted entirely of service-vesting RSUs valued at $4.0 million. In accordance with our regular practice, the price our Compensation Committee attributed to each share for Mr. Saldanha was the average closing price of the Company’s stock over the calendar month in which his start date occurred and the month prior — i.e., January and February 2022 — resulting in his award covering 115,042 shares. While the value of Mr. Saldanha’s equity award was the result of individual negotiations with him, management and our Compensation Committee used Compensia’s market data as a reference point. The RSUs vest over four years in accordance with our standard new hire vesting schedule, with 25% vesting after approximately one year of employment, after which they vest in equal quarterly installments over the following three years. The Compensation Committee determined not to include Performance Equity Awards because, by the time of Mr. Saldanha’s scheduled start date, the product roadmap, budgeting, staffing and other important planning activities for 2022 would have already been completed without an opportunity for him to provide input. The Compensation Committee did not believe it was appropriate to make the primary component of Mr. Saldanha’s compensation dependent on the metrics used in the Performance Equity Awards absent this fundamental input.
2019 Performance Equity Awards. As part of our 2019 executive compensation program, Messrs. Stoppelman and Nachman received Performance Equity Awards that were subject both to the achievement of a market-based performance goal and our standard four-year vesting schedule for RSUs. The performance goal consisted of the average closing price of our common stock exceeding $45.3125 over any 60-day trading period during the four years following the grant date of February 7, 2019. This stock price threshold represented a 25% increase over the closing price of our common stock on the grant date. The performance period for these Performance Equity Awards ended in February 2023 without achievement of the performance goal; accordingly, the shares underlying these awards did not vest and were forfeited in the first quarter of 2023.

Post-Employment and Change in Control Compensation
We maintain the Executive Severance Benefits Plan (the “Severance Plan”), which provides that our executive officers are eligible to receive certain cash severance upon an involuntary termination without cause, plus certain equity vesting acceleration if the involuntary termination occurs during the three months prior to a change in control or within the 12 months following a change in control, in each case subject to signing a release of claims and compliance with continuing obligations of confidentiality. For a summary of the material terms and conditions of the Severance Plan, see “Compensation Plans and Arrangements—Change in Control and Severance Arrangements—Severance Plan” below.
Our Compensation Committee believed, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in a disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon which an involuntary termination not in connection with a change in control provided under the Severance Plan are in line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executives to remain with us.
Employee Benefits
We offer standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions generally provided to all other employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year for employees with less than one year of tenure and up to $3,000 per year for employees with more than one year of tenure, including executive officers. Each of our named executive officers other than Messrs. Stoppelman and Eaton received 401(k) matching contributions in 2022 as set forth in the Summary Compensation Table below. We believe these benefits are reasonable and consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, the Yelp Foundation typically offers to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee per year. In 2022, Mr. Schwarzbach participated in this matching program in the amount of $1,000.
We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, we may provide tax consulting benefits to executives who relocate abroad. As a result of the additional tax burden created by Mr. Nachman’s previous secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization benefits. We continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 (the “Repatriation Agreement”). We currently expect that Mr. Nachman’s tax return for the 2023 tax year (to be filed in 2024) will be the final return affected by his secondment. The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflected benefits we typically provided to employees we required to relocate abroad at that time.
Mr. Stoppelman’s executive assistant may also provide him with incidental assistance with personal matters, such as personal scheduling support, and the incremental cost to the Company of such services is included in the Summary Compensation Table. Because Mr. Stoppelman’s executive assistant is employed and paid by the Company, the aggregate incremental cost to the Company of these services is based on the approximate amount of the executive assistant’s regular time spent on Mr. Stoppelman’s personal matters during a particular year as a percentage of her total time spent working for the Company during that year, multiplied by her applicable Company-paid base salary. We believe providing these services is for the Company’s benefit as they enhance Mr. Stoppelman’s productivity and allow him to operate more effectively.
Summary Information Regarding 2023 Executive Compensation Program
In the first quarter of 2023, our Compensation Committee approved cash and equity compensation arrangements for 2023 with the same general structure as our 2022 executive compensation, as follows:

Name	Base Salary	Target Cash Incentive (% of Base Salary)	Target Total Equity Value	RSUs	Performance Equity Awards at Target Achievement Level(1)
					Financial Metrics	3-Year Relative TSR

Jeremy Stoppelman	$500,000	50%	$8,500,000	141,667	70,834	70,834
David Schwarzbach	$500,000	50%	$4,100,000	68,334	34,167	34,167
Sam Eaton	£374,165	50%	$4,100,000	68,334	34,167	34,167
Jed Nachman	$500,000	50%	$4,250,000	70,834	35,417	35,417
Craig Saldanha	$475,000	50%	$3,000,000	50,000	25,000	25,000

Compensation Setting Process
Role of Our Compensation Committee
Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis to determine whether any changes would be appropriate.
In making executive compensation decisions, our Compensation Committee may consult with its independent compensation consultant and management, as described below; however, our Compensation Committee uses its own judgment, as well as the experiences and individual knowledge of its members, in making final decisions regarding our executive compensation program. We believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure.
Role of Management
In general, our Compensation Committee works closely with members of our management, including our Chief People Officer, to manage and develop our executive compensation program, including reviewing existing compensation arrangements for adjustments (as needed) and establishing new hire packages. Our Finance and People Operations teams work with the Chief People Officer to gather data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current financial constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and company and individual accomplishments, as appropriate — that management reviews in making its recommendations to the Compensation Committee and provides to the Compensation Committee to assist it in making executive compensation decisions.
Our Chief People Officer and, from time to time, other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our People Operations and Legal teams also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. No executive officer voted on or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his or her own compensation package or of any other executive officer’s compensation package.
Role of Compensation Consultant
Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities, and typically engages an independent compensation consultant to provide advice on current market practices and other compensation-related matters. We expect our Compensation Committee will continue this practice in the future to ensure that our executive compensation program is competitive and aligned with our strategy. As in past years, our Compensation Committee engaged Compensia to provide the executive compensation advisory services described below in preparation for its 2022 evaluation of our pay practices.
From time to time, representatives of compensation consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions. The compensation consultant reports to our Compensation Committee rather than management, though representatives of the firm may meet with members of management and employees in our People Operations and Legal teams to collect data and obtain management’s perspective on compensation for our executive officers.
Our Compensation Committee periodically assesses whether the work of its compensation advisors, including its compensation consultant, presents any conflict of interest, taking into consideration the independence factors required by the NYSE listing standards. Our Compensation Committee most recently evaluated Compensia’s independence in March 2023 and determined that Compensia’s work, including that of the individual compensation advisors it employs, as compensation consultant to our Compensation Committee has not created any conflict of interest and that it is satisfied with Compensia’s independence.
Role of Market Data
To provide a comparative framework for its annual review of our executive compensation program, our Compensation Committee typically reviews the executive compensation practices of a public company peer group. Our Compensation Committee generally compiles our peer company group annually in the third quarter with the assistance of its independent compensation consultant. The compensation consultant then provides a compensation analysis to our Compensation Committee in the fourth quarter, which consists of executive compensation data from these companies’ most recent publicly available compensation disclosures. In some instances, our Compensation Committee may supplement publicly available data from the peer company group with relevant published survey sources.

In the third quarter of 2021, in preparation for making executive compensation decisions for 2022, our Compensation Committee requested that Compensia develop an updated peer company group. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

1-800-FLOWERS.COM, Inc. (FLWS)	Cars.com Inc. (CARS)	LendingTree, Inc. (TREE)	QuinStreet, Inc. (QNST)	Shutterstock, Inc. (SSTK)
Angi Inc. (ANGI)	Cornerstone OnDemand, Inc. (CSOD)	Mandiant, Inc. (MNDT)	Quotient Technology Inc. (QUOT)	Stamps.com Inc. (STMP)
Box, Inc. (BOX)	Envestnet, Inc. (ENV)	Overstock.com, Inc. (OSTK)	Redfin Corporation (RDFN)	Stitch Fix, Inc. (SFIX)
CarGurus, Inc. (CARG)	Groupon, Inc. (GRPN)	Proofpoint, Inc. (PFPT)	Revolve Group, Inc. (RVLV)	TripAdvisor, Inc. (TRIP)

The companies included in the 2022 peer group were chosen based on generally meeting the industry, revenue, market capitalization and other criteria set forth in the table below as of August 2021. Our corresponding metrics are also included for comparison. Each of the three companies from our 2021 peer group that were not included in the 2022 peer group — Endurance International Group, Inc., GrubHub Inc. and RealPage, Inc. — was removed because it was acquired.

	Industries	Net Revenue Over Previous Four Quarters	Market Capitalization	Other Criteria

2022 Peer Group Companies	Internet and Direct Marketing Retail	$503M – $2.9B	$8789M – $10.1B	Positive revenue growth
Interactive Media and Services
		$905M median	$3.8B median	Market cap >2.5x annual net revenue
Application and Systems Software

Yelp Inc.	Interactive Media and Services	$943M	$2.8B	(1)% year-over-year revenue growth(1) 2% three-year revenue compound annual growth rate
Market cap 3.0x annual net revenue

(1)    For the four quarters ended June 30, 2021.
Compensia subsequently provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for Messrs. Stoppelman, Schwarzbach, Eaton and Nachman, as well as an overview of market trends.
Compensia also provided a detailed market assessment of compensation levels for top product executive positions to inform our development of a new hire package for a new Chief Product Officer. Due to the timing of the analysis, Compensia based its analysis on market data for our 2021 peer group companies as disclosed in the proxy statement for our 2022 Annual Meeting of Stockholders. Our Compensation Committee reviewed Compensia’s analysis and market data to inform its evaluation of our executive compensation program for 2022 and to determine Mr. Saldanha’s initial compensation; however, it did not benchmark to any particular level in either case.
Role of Stockholder Input
Our Compensation Committee considers the voting results from our most recent annual advisory vote on executive compensation, as well as any specific input provided by stockholders through our engagement activities, in determining executive compensation levels.
When our Compensation Committee made 2022 executive compensation decisions in February 2022, the most recent advisory vote results were from our 2021 Annual Meeting of Stockholders, at which approximately 59% of the votes affirmatively cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers.
In connection with and following this vote, we conducted an extensive engagement campaign to better understand our investors’ views on our executive compensation program. The main feedback we received from our stockholders was regarding our atypical 2020 executive compensation program; however, many stockholders also expressed a desire for longer-term performance goals and the addition of a relative performance metric, as well as a mix of short- and long-term incentive compensation, including a short-term cash incentive. Based on these discussions and the results of our 2021 say-on-pay vote, our Compensation Committee made the following changes to better align our executive compensation program with our corporate strategy as well as investor expectations and market practices:
•adopted the Performance Bonus Plan; and
•granted the TSR RSUs, which incorporate a relative performance metric and longer-term performance period.
Additional information about stockholder engagement and the impact of our say-on-pay proposal at our 2022 Annual Meeting of Stockholders is set forth above under “—Executive Summary—Results of Recent Advisory Votes, Stockholder Outreach and Changes We Made for 2022.”

Other Compensation Policies
Stock Ownership Guidelines. In December 2018, we adopted stock ownership guidelines for our executive officers and non-employee directors. The stock ownership guidelines require our Chief Executive Officer to attain ownership of the greater of (a) 30,000 shares or (b) shares valued at 3x his base salary, and require each of our other executive officers to attain ownership of the lesser of (w) shares valued at 1x his base salary or (x) 10,000 shares. Non-employee directors must attain ownership of the lesser of (y) 3x the director’s annual cash retainer for service on the Board, excluding committee fees, or (z) 2,000 shares. For purposes of our stock ownership guidelines, the calculation of an individual’s stock ownership includes the in-the-money value of vested, unexercised stock options, but does not include unvested RSUs or unearned Performance Equity Awards.
Each executive officer and director must achieve this minimum position by the later of (x) December 5, 2021 or (y) three years after the individual became subject to the Stock Ownership Guidelines. With the exception of Mr. Saldanha, who joined us in February 2022, each of our named executive officers currently significantly exceeds his ownership requirement under the Stock Ownership Guidelines and would continue to significantly exceed his ownership requirement even excluding in-the-money vested, unexercised stock options.
Equity Grant Timing. Equity awards for executive officers are typically approved by the Compensation Committee in the early part of each year as part of the Compensation Committee’s approval of our annual executive compensation program. We do not have, nor do we plan to establish, any program, plan or practice to time stock option or other equity award grants in coordination with releasing material non-public information;

grant dates typically occur on dates determined in accordance with our policy regarding the timing of the grant of equity awards. This policy provides, among other things, that the grant date for equity awards approved by written consent will generally be the next of the following dates to occur on or after the date the consent is effective: the fifth business day of the month or tenth business day of the month. The grant date for equity awards approved at a meeting is typically determined in the same manner. On limited occasions, grant dates may occur later or outside of our annual grant cycle for new hires, promotions, retention and other purposes.
Prohibition on Short Sales, Margin Purchases, Hedging and Pledging. Our trading window policy prohibits short sales, margin purchases, hedging and pledging transactions as well as other inherently speculative transactions in our equity securities by our executive officers and Board members, as well as (a) all employees at the director level and above, (b) employees on our Finance and Legal teams, (c) and certain other employees who have been made subject to our trading window policy because of their access to sensitive Company information.
Compensation Recovery Policies. In January 2019, we adopted a Clawback Policy that requires us to seek to recover certain incentive compensation from a current or former officer who is (or was at the relevant time) subject to Section 16 of the Exchange Act (an “Affected Officer”) if: (a) we are required to prepare an accounting restatement for any fiscal period commencing after the adoption of the Clawback Policy due to material non-compliance with any financial reporting requirement and (b) it is determined that fraud, gross negligence or intentional misconduct by such Affected Officer contributed to the non-compliance underlying the restatement.
Compensation is subject to recoupment under the Clawback Policy if it was granted, earned or vested based, in whole or part, on the attainment of a financial reporting measure and was received by the Affected Officer during the three fiscal years preceding the date on which the Company is required to prepare the accounting restatement, as follows:
•with respect to cash incentives, we may seek to recoup up to the full amount of the difference between the compensation received by the Affected Officer and the amount the Affected Officer would have received based on our restated results;
•with respect to equity awards, we may seek to recoup up to the full amount of any such award that was determined based on the financial statements that were subsequently restated; and
•if, after the release of earnings for any period with respect to which financial statements were subsequently restated and prior to the announcement of such restatement, an Affected Officer sells shares acquired pursuant to an option or other award granted after the adoption of the Clawback Policy, we may seek to recoup the difference between (x) the actual aggregate proceeds from the sale and (y) the aggregate proceeds the Affected Officer would have received if the sale had been at a price per share reflecting the restated results, as determined in the discretion of the Board (provided that the aggregate sale proceeds determined by the Board may not be less than the aggregate exercise price paid for the shares).
The SEC recently adopted final rulemaking implementing the provisions of the Dodd-Frank Act relating to recoupment of incentive-based compensation that will require further rulemaking by the NYSE. We will monitor the listing standards adopted by the NYSE and amend the Clawback Policy as necessary to reflect the final NYSE listing rules during the required timeframe in compliance with those standards.

Tax and Accounting Considerations
Deductibility of Executive Compensation. Under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2022, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated to provide, any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.
Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s definitive proxy statement for its 2023 Annual Meeting of Stockholders.
Respectfully submitted,
The Compensation Committee of the Board of Directors

Fred D. Anderson, Jr., Chairperson
George Hu
Sharon Rothstein
Tony Wells
____________________
(1)    The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Risk Assessment

As part of its annual review of our executive compensation program for 2022, as well as the compensation programs generally available to our employees, our Compensation Committee considered potential risks arising from our compensation policies and practices, as well as the management of these risks, in light of our overall business, strategy and objectives.
Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program, cash incentive opportunities and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.
The Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount. Although the cash incentive opportunity under the Performance Bonus Plan and the Financial Performance RSUs have short-term performance goals, the significant weighting of our executive compensation program towards long-term equity discourages short-term risk taking. Long-term equity awards (including Eligible Shares earned under Financial Performance RSUs) do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules or performance periods to help ensure that executives have significant value tied to long-term stock price performance.

Summary Compensation Table

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2022, 2021 and 2020.
2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)

Jeremy Stoppelman	2022	500,000	—	10,109,480	—	207,125	29,662(3)	10,846,268
Chief Executive Officer	2021	500,000	—	9,516,849	—	—	27,827	10,044,676
	2020	0.30	—	7,921,304	—	—	38,938	7,960,242
David Schwarzbach	2022	500,000	—	4,876,423	—	207,125	2,925(4)	5,586,473
Chief Financial Officer	2021	450,000	—	4,078,672	—	—	1,575	4,530,247
	2020	354,746	—	2,378,300	800,247	—	800	3,534,093
Sam Eaton(5)	2022	462,352	—	5,960,051	—	186,525	—	6,608,928
Chief Technology Officer	2021	500,000	—	3,860,801	—	—	—	4,360,801
Jed Nachman	2022	500,000	—	5,054,740	—	207,125	85,149(6)	5,847,014
Chief Operating Officer	2021	450,000	—	4,758,464	—	—	68,063(7)	5,276,528
	2020	363,077	—	3,656,025	—	—	321,070	4,340,172
Craig Saldanha(8)	2022	398,077	625,000	3,583,558	—	186,413	800(4)	4,793,848
Chief Product Officer

(1)    The amounts reported here do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, as applicable, calculated in accordance with ASC 718. The grant date fair values of RSU awards and Financial Performance RSUs are calculated based on the closing price of our common stock on the date of grant. Assumptions used in the calculation of the grant date fair value of the TSR RSUs are set forth in footnote 3 to the Grants of Plan-Based Awards Table below. Assumptions used in the calculation of the grant date fair value of stock options are set forth in Note 14, “Stockholders’ Equity,” in the Annual Report.
The grant date fair value of the Performance Equity Awards assumes the probable outcome of the performance conditions (i.e., at 103.4% of target for the Financial Performance RSUs and 164.4% for the TSR RSUs). If the Performance Equity Awards were instead valued based on the maximum outcome of the performance conditions, their grant date fair values of such awards would increase as follows: from $5,787,299 to $8,644,364 for Mr. Stoppelman; from $2,791,590 to $4,169,737 for Mr. Schwarzbach; from $2,480,408 to $3,704,932 for Mr. Eaton; and from $2,893,649 to $4,322,182 for Mr. Nachman.
(2)    The amounts reported here reflect payouts to the named executive officers under the Performance Bonus Plan for performance in 2022, which were paid in March 2023.
(3)    The amount reported reflects the incremental cost to the Company for assistance with personal matters provided by Mr. Stoppelman’s executive assistant. See “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits” for more details.

(4)    The amount reported consists of Company-paid 401(k) plan matching contributions. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.
(5)    Mr. Eaton was promoted to Chief Technology Officer as of January 1, 2021; prior to such time he served as our Senior Vice President, Engineering. Because Mr. Eaton was not a named executive officer prior to 2021, SEC rules do not require his compensation for 2020 to be reported.
In addition, Mr. Eaton relocated to the United Kingdom effective March 16, 2022, after which his cash compensation was paid in British pounds. The portion of his base salary paid in British pounds was converted using the average exchange rate in effect between March 16, 2022 and December 31, 2022. His payout under the Performance Bonus Plan was converted using the exchange rate in effect on the date of payment.
(6)    The amount reported consists of (a) $3,500 of Company-paid 401(k) matching contributions and (b) the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (i) $56,089 of tax equalization payments; and (ii) $25,560 of tax preparation payments. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2022 until both his U.S. and U.K. tax returns for 2022 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.
(7)    This amount reflects the addition of $4,475 to the amount previously reported, which represents payments related to the preparation of Mr. Nachman’s 2021 tax returns incurred after April 22, 2022, the date that our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders was filed with the SEC.
(8)    Mr. Saldanha began his employment with the Company on February 14, 2022. Because Mr. Saldanha was not a named executive officer prior to 2022, SEC rules do not require his compensation for 2021 and 2020 to be reported.

Compensation Plans and Arrangements

Employment Agreements
We entered into amended and restated employment letter agreements with Messrs. Stoppelman and Nachman on February 3, 2012. The amended and restated employment letter agreements provided that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.
We entered into employment agreements with Messrs. Schwarzbach and Saldanha on December 27, 2019 and January 13, 2022, respectively. The agreements provide for initial base salary, eligibility to participate in our standard benefit plans, including the Severance Plan, and initial equity awards. Mr. Saldanha’s agreement also provides for his signing bonus and retention bonus.
We entered into an employment letter agreement with Mr. Eaton on August 26, 2013 that provided for his initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance. Effective March 16, 2022, Mr. Eaton relocated from the United States to the United Kingdom and became an employee of our wholly owned subsidiary Yelp UK Ltd. pursuant to a contract of employment dated as of the same date (the “U.K. Employment Agreement”). Mr. Eaton’s U.K. Employment Agreement provides for his base salary in British Pounds, eligibility to participate in our standard U.K. employee benefit plans and the Severance Plan, and termination provisions.
The employment agreements described above do not provide for a specific employment term and our executive officers are employed on an at-will basis, with the exception of Mr. Eaton, whose employment may be terminated with the greater of two months’ notice or the applicable statutory minimum notice under the terms of the U.K. Employment Agreement.
Performance Bonus Plan
The Performance Bonus Plan is an annual incentive program pursuant to which each executive who is deemed to be an officer under Section 16 of the Exchange Act (a “Section 16 officer”) is eligible to participate in, and, if warranted, to receive an annual performance-based cash incentive thereunder. The amount of the cash incentive payment is based on a target award expressed as either a pre-set target percentage of the participant’s annual base salary earned during the year or a set dollar amount. The Compensation Committee is responsible for establishing the target awards as well as the proportion of the target award that will be based on corporate performance goals and individual performance goals, if any.
The corporate performance goals under the Performance Bonus Plan are established by the Compensation Committee and may be based on performance criteria as described in the plan document. Individual performance goals may be based on the participant’s contributions toward the achievement of the corporate goals, department goals for such individual’s area of accountability or responsibility, or other individual goals derived from or related to the corporate performance goals for such year.
For each participant, the amount of the cash incentive payment for a given year depends upon the Company’s achievement of the applicable corporate performance goals established by the Compensation Committee for that year, and, if applicable, an assessment of the participant’s individual performance and such other factors as the Compensation Committee may determine appropriate. For any year, the achieved corporate performance percentage and/or the individual performance percentage may exceed 100%, provided that neither may exceed 200% or such other maximum payout limitation set by the Compensation Committee for the applicable year. Each participant must remain a Section 16 officer through the cash incentive payment date to be eligible to receive the cash incentive. Cash incentives are paid in cash unless otherwise determined by the Compensation Committee.

Change in Control and Severance Arrangements
Severance Plan
Each of our executives at the level of vice president or above who is deemed to be a Section 16 officer and selected by the Board is eligible to participate in the Severance Plan, including each of our named executive officers.
Each eligible participant who suffers an involuntary termination without cause or, in the case of our Chief Executive Officer, a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum cash incentive payment equal to the actual cash incentive amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) one year of company-paid health insurance coverage.
In the event a participant suffers an involuntary termination without cause or a constructive termination within a Change in Control Period, the lump sum cash incentive payment will be equal to the actual cash incentive amount as if we had achieved all of the goals at the target level of achievement under the Performance Bonus Plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination during a Change in Control Period will receive accelerated vesting of 100% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.
These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.
2022 Financial Performance RSUs
If a change in control (as defined in the Severance Plan) had occurred during the performance period for the 2022 Financial Performance RSUs, the number of shares subject to such awards that would have become Eligible Shares would have been the target number of shares subject to the awards pro-rated based on the number of days elapsed in the performance period as of the effective time of such change in control. The portion of such Eligible Shares that had met the time-based vesting schedule would have become vested as of the quarterly vest date immediately following the effective date of the change in control.
If a change in control occurs at a time when any Eligible Shares (including Eligible Shares resulting from such change in control) are outstanding and not fully vested, such Eligible Shares will be eligible to continue vesting pursuant to the service-based vesting schedule after the change in control if the acquiring, surviving or continuing entity continues, assumes or substitutes for the Financial Performance RSUs in such change in control on substantially the same terms and conditions in effect as prior to the transaction, subject to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. Notwithstanding the terms of the Severance Plan, the vesting acceleration provisions of such plans will apply to Eligible Shares only; if a change in control occurs after the performance period, no shares subject to the 2022 Financial Performance RSUs will be eligible for vesting acceleration under the Severance Plan because the Company did not achieve the applicable threshold performance level.

2022 TSR RSUs
If a change in control (as defined in the Severance Plan) occurs during the performance period for the 2022 TSR RSUs, the number of such shares subject to such awards that become Earned Shares will be determined based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index calculated as follows:
•the Company’s total stockholder return will be calculated based on the fair market value of the per-share consideration received by the Company’s stockholders in the change in control compared to the average closing price of its stock over the first 20 trading days of the performance period; and
•the total stockholder return of the other companies in the Russell 2000 Index will be calculated based on the average closing price of each company’s stock over the 20 trading days ending on the last trading day prior to the change in control compared to the average closing price over the first 20 days of the performance period.
If the acquiring, surviving or continuing entity continues, assumes or substitutes for the TSR RSUs, any Earned Shares will vest on January 1, 2025 (i.e., the first day following the end of the performance period), subject to the recipient’s continued service through December 31, 2024 as well as to potential vesting acceleration upon or following such change in control pursuant to the terms of the Severance Plan. If the TSR RSUs are not assumed, substituted for or continued by the acquiring, surviving or continuing entity, any Earned Shares will vest immediately prior to the closing of the change in control, subject to the recipient’s continued service through the closing date of such change in control.
Other Equity Awards
Equity awards are subject to potential vesting acceleration under the terms of our 2012 Equity Incentive Plan, as amended (the “2012 Plan”). The 2012 Plan provides that in the event of a specified corporate transaction, as defined in the 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.
The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.
Additional Benefits
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

For a description of additional benefits we offer to our executive officers, including health and welfare benefits, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”
Pension Benefits
Other than with respect to the 401(k) Plan, our employees, including our named executive officers, do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.
Non-Qualified Deferred Compensation
During the year ended December 31, 2022, our employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2022.
Grants of Plan-Based Awards in the Year Ended December 31, 2022

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeremy Stoppelman
	2/10/22	2/10/22	62,500	250,000	500,000	—	—	—	—	—
	2/14/22	2/10/22	—	—	—	15,041	60,164	120,328	—	$2,235,216(4)
	2/14/22	2/10/22	—	—	—	30,082	60,164	120,328	—	$3,552,083(5)
	2/14/22	2/10/22	—	—	—	—	—	—	120,328	$4,322,182(6)
David Schwarzbach
	2/10/22	2/10/22	62,500	250,000	500,000	—	—	—	—	—
	2/14/22	2/10/22	—	—	—	7,256	29,021	58,042	—	$1,078,190(4)
	2/14/22	2/10/22	—	—	—	14,511	29,021	58,042	—	$1,713,400(5)
	2/14/22	2/10/22	—	—	—	—	—	—	58,041	$2,084,833(6)
Sam Eaton
	2/10/22	2/10/22	62,500	250,000	500,000	—	—	—	—	—
	2/14/22	2/10/22	—	—	—	6,447	25,786	51,572	—	$958,003(4)
	2/14/22	2/10/22	—	—	—	12,893	25,786	51,572	—	$1,522,405(5)
	2/14/22	2/10/22	—	—	—	—	—	—	51,572	$1,852,466(6)
	2/14/22	2/10/22	—	—	—	—	—	—	45,300	$1,627,176(6)
Jed Nachman
	2/10/22	2/10/22	62,500	250,000	500,000	—	—	—	—	—
	2/14/22	2/10/22	—	—	—	7,521	30,082	60,164	—	$1,117,608(4)
	2/14/22	2/10/22	—	—	—	15,041	30,082	60,164	—	$1,776,041(5)
	2/14/22	2/10/22	—	—	—	—	—	—	60,164	$2,161,091(6)
Craig Saldanha
	2/10/22	2/10/22	56,250	225,000	450,000	—	—	—	—	—
	3/14/22	3/10/22	—	—	—	—	—	—	115,042	3,583,558(6)

(1)    The amounts in this column represent the 2022 cash incentive opportunity under the Performance Bonus Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Components—Cash Incentive Compensation.”

(2)    The amounts in this column represent shares of common stock subject to Performance Equity Awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(3)    The amounts in this column represent shares of common stock subject to an RSU award granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”
(4)    This amount represents the grant date fair value of the Financial Performance RSUs calculated in accordance with ASC 718 and assuming the probable outcome of the performance conditions. The grant date fair value of the Financial Performance RSUs is calculated based on the closing price of our common stock on the date of grant.
(5)    This amount represents the grant date fair value of the TSR RSUs calculated in accordance with ASC 718 and assuming the probable outcome of the performance conditions. We used a Monte Carlo model to determine the grant date fair value of the TSR RSUs, which requires assumptions and judgments about the variables used in the calculation. We used the following assumptions for the Monte Carlo model:
Remaining Performance Period: 2.88 years
Expected Volatility: 57.17%
Compounded Risk-Free Interest Rate (2.88-year): 1.76%
Compounded Dividend Yield: 0%
(6)    This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards at December 31, 2022 for the named executive officers.
Outstanding Equity Awards at December 31, 2022

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Jeremy Stoppelman
	02/05/2013	575,000	—	21.18	02/05/2023	—	—	—	—
	02/05/2013	90,000	—	21.18	02/05/2023	—	—	—	—
	01/08/2015	32,600	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	426,200	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	347,650	—	34.66	03/01/2027	—	—	—	—
	03/01/2017	305,950	—	34.66	03/01/2027	—	—	—	—
	01/16/2018	288,000	—	43.58	01/16/2028	—	—	—	—
	02/07/2019	261,337	11,363(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	44,828(4)	1,225,598
	02/19/2020	—	—	—	—	23,441(5)	640,877	—	—
	09/15/2020	—	—	—	—	29,844(6)	815,935	—	—
	02/05/2021	—	—	—	—	59,709(5)	1,632,444	—	—
	02/22/2021	—	—	—	—	81,378(7)	2,224,875	—	—
	02/14/2022	—	—	—	—	90,246(5)	2,467,326	—	—
	02/14/2022	—	—	—	—	—	—	120,328(8)	3,289,768
	02/14/2022	—	—	—	—	—	—	30,082(9)	822,442
David Schwarzbach
	03/06/2020	49,431	22,469(10)	28.94	03/06/2030	—	—	—	—
	03/06/2020	—	—	—	—	14,395(11)	393,559	—	—
	09/15/2020	—	—	—	—	7,348(6)	200,894	—	—
	02/05/2021	—	—	—	—	25,590(5)	699,631	—	—
	02/22/2021	—	—	—	—	34,880(7)	953,619	—	—
	02/14/2022	—	—	—	—	43,531(5)	1,190,138	—	—
	02/14/2022	—	—	—	—	—	—	58,042(8)	1,586,868
	02/14/2022	—	—	—	—	—	—	14,511(9)	396,731
Sam Eaton
	06/30/2014	7,100	—	76.68	06/30/2024	—	—	—	—
	07/01/2015	2,950	—	42.44	07/01/2025	—	—	—	—
	01/08/2019	18,457	393(3)	35.51	01/08/2029	—	—	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
	01/15/2020	—	—	—	—	9,608(5)	262,683	—	—
	09/15/2020	—	—	—	—	4,020(6)	109,907	—	—
	02/05/2021	—	—	—	—	38,384(5)	1,049,419	—	—
	02/22/2021	—	—	—	—	17,440(7)	476,810	—	—
	02/14/2022	—	—	—	—	38,679(5)	1,057,484	—	—
	02/14/2022	—	—	—	—	22,650(12)	619,251	—	—
	02/14/2022	—	—	—	—	—	—	51,572(8)	1,409,978
	02/14/2022	—	—	—	—	—	—	12,893(9)	352,495
Jed Nachman
	01/08/2015	24,450	—	53.83	01/08/2025	—	—	—	—
	03/09/2016	53,300	—	20.47	03/09/2026	—	—	—	—
	03/01/2017	83,450	—	34.66	03/01/2027	—	—	—	—
	01/16/2018	117,850	—	43.58	01/16/2028	—	—	—	—
	02/07/2019	80,404	3,496(3)	36.25	02/07/2029	—	—	—	—
	02/07/2019	—	—	—	—	—	—	20,690(4)	565,665
	02/19/2020	—	—	—	—	10,819(5)	295,791	—	—
	09/15/2020	—	—	—	—	13,776(6)	376,636	—	—
	02/05/2021	—	—	—	—	29,855(5)	816,236	—	—
	02/22/2021	—	—	—	—	40,690(7)	1,112,465	—	—
	02/14/2022	—	—	—	—	45,123(5)	1,233,663	—	—
	02/14/2022	—	—	—	—	—	—	60,164(8)	1,644,884
	02/14/2022	—	—	—	—	—	—	15,041(9)	411,221
Craig Saldanha
	03/14/2022	—	—	—	—	115,042(13)	3,145,248	—	—

(1)    Represents the market value of the unvested shares subject to each RSU based on the closing price of our common stock on December 30, 2022, which was $27.34 per share.
(2)    Represents the market value of the unvested shares subject to each Performance Equity Award based on a price of $27.34 per share.
(3)    1/48th of the shares underlying this option vest on a monthly basis over four years following the grant date.
(4)    1/16th of the shares subject to this Performance Equity Award vest on a quarterly basis over four years following the grant date, subject to the average closing price of the Company’s common stock exceeding $45.3125 over any 60-day trading period during the four years following February 7, 2019. The performance condition was not achieved and the Performance Equity Award expired in February 2023 without vesting.

(5)    1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.
(6)    37.5% of the shares underlying this Performance Equity Award vested on May 20, 2021, with 6.25% of the shares vesting quarterly thereafter until fully vested.
(7)    31.25% of the shares underlying this Performance Equity Award vested on March 15, 2022, with 6.25% of the shares vesting quarterly thereafter until fully vested.
(8)    Represents the maximum payout (i.e., 200% of the Target Shares) under the 2022 Financial Performance RSUs. 1/16th of the shares subject to this Performance Equity Award vest on a quarterly basis over four years following the grant date, subject to the achievement of net revenue and adjusted EBITDA performance goals for the year ended December 31, 2022. In March 2022, our Compensation Committee determined that 82.85% of the Target Shares subject to the 2022 Financial Performance RSUs would become Eligible Shares.
(9)    Represents the threshold payout under the 2022 TSR RSUs. The shares subject to this Performance Equity Award vest in the first quarter of 2025 based on the percentile rank of our total stockholder return relative to that of the other companies in the Russell 2000 Index over the period beginning January 1, 2022 and ending December 31, 2024.
(10)    25% of the shares underlying this option vested on February 14, 2021, with the remainder vesting on a monthly basis over the following 36 months.
(11)    25% of the shares underlying this RSU vested on February 20, 2021, with the remainder vesting on a quarterly basis over the following three years.
(12)    The shares underlying this RSU vest quarterly over four years, as follows: 50% vested over the first year following the grant date; 25% vests over the second year following the grant date; and 12.5% vests in each of the third and fourth years following the grant date.
(13)    25% of the shares underlying this RSU vested on February 20, 2023, with the remainder vesting on a quarterly basis over the following three years.

Option Exercises and Stock Vested

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2022.
Option Exercises and Stock Vested in the Year Ended December 31, 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Jeremy Stoppelman	—	—	194,596	6,434,450
David Schwarzbach	—	—	81,042	2,624,035
Sam Eaton	—	—	92,484	2,990,938
Jed Nachman	40,500	427,545	100,422	3,251,146
Craig Saldanha	—	—	—	—

(1)    The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.
(2)    The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the terms of the Severance Plan. The table assumes that the qualifying termination or change in control event, as indicated, occurred on December 31, 2022.

	Lump Sum Cash Severance Payment		Continuation of Benefits(3) ($)	Value of Equity Acceleration(4) ($)	Total ($)
Name	Base Salary(1) ($)	Cash Incentive(2) ($)

Jeremy Stoppelman
Qualifying Termination(5)	500,000	207,125	8,226	—	715,351
Qualifying Termination Upon Change in Control(6)	500,000	250,000	8,226	10,916,616	11,674,842
David Schwarzbach
Qualifying Termination(5)	500,000	207,125	25,431	—	732,556
Qualifying Termination Upon Change in Control(6)	500,000	250,000	25,431	4,950,153	5,725,584
Sam Eaton
Qualifying Termination(5)	452,665	187,516	3,316	—	643,497
Qualifying Termination Upon Change in Control(6)	452,665	226,332	3,316	4,919,286	5,601,600
Jed Nachman
Qualifying Termination(5)	500,000	207,125	24,743	—	731,868
Qualifying Termination Upon Change in Control(6)	500,000	250,000	24,743	5,402,384	6,177,127
Craig Saldanha
Qualifying Termination(5)	450,000	186,413	8,389	—	644,801
Qualifying Termination Upon Change in Control(6)	450,000	225,000	8,389	3,145,248	3,828,637

(1)    Represents one year of each named executive officer’s base salary in effect as of December 31, 2022. The amounts indicated do not include the payment of any accrued salary or vacation that might be due upon termination of employment. With respect to Mr. Eaton, the amount reported represents his base salary of £374,165 converted based on the exchange rate in effect on December 31, 2022.
(2)    Represents each named executive officer’s actual 2022 cash incentive payment for a qualifying termination and each named executive officer’s target 2022 cash incentive payment for a qualifying termination during a Change in Control Period.
(3)    Represents twelve months of payments of premiums for continued health insurance coverage under COBRA or, with respect to Mr. Eaton, continued health coverage in the United Kingdom, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for twelve months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation of coverage under COBRA or our U.K. private health insurance, as applicable.

With respect to Mr. Eaton, the amount reported is £2,741 converted based on the exchange rate in effect on December 31, 2022.
(4)    The value of unvested RSUs subject to accelerated vesting — including any shares subject to Performance Equity Awards that become Eligible Shares or Earned Shares as a result of the change in control — is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $27.34, the closing price of our common stock on December 30, 2022.
Under the terms of the 2022 Financial Performance RSUs, the target number of shares subject to such awards would become Eligible Shares. Based on a Change in Control Price of $27.34, the percentile rank of our TSR relative to that of the other companies in the Russell 2000 Index was 49.4%, resulting in 90.6% of the target shares subject to the 2022 TSR RSUs becoming Earned Shares.
No unvested options that were subject to accelerated vesting had an exercise price of less than $27.34.
(5)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or, with respect to Mr. Stoppelman, a constructive termination (as such terms are defined in the Severance Plan).
(6)    Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs during a Change in Control Period.
In addition to the benefits described and quantified above, the 2012 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2012 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Jeremy Stoppelman, our Chief Executive Officer (“CEO”):
For the year ended December 31, 2022, the median of the total annual compensation of all employees of our Company (other than our CEO) was $99,084. The annual total compensation of our CEO for purposes of determining the CEO pay ratio was $10,846,268, as reported in the “Total” column of the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees in 2022 was approximately 110 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•We selected December 31, 2022, which is the last day of our most recently completed fiscal year, as the date upon which we would identify the median employee.
•As of December 31, 2022, our employee population (other than the CEO) consisted of approximately 5,031 individuals, 4,118 of whom were located in the United States and 913 of whom were located outside of the United States, consisting of 483 employees in Canada, 97 in Germany, 329 in the United Kingdom, two in Belgium and two in Ireland. The pay ratio disclosure rules permit a company to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent or less of the company’s total number of employees. Applying this de minimis exemption, we excluded all 97 of our employees located in Germany, the two employees located in Belgium and the two employees located in Ireland from our median employee calculation. Following the application of this exemption, the total number of employees used in our median employee calculation was 4,930 (4,118 from the United States, 483 from Canada and 329 from the United Kingdom).
•We used total direct compensation for 2022 (i.e., total cash compensation + grant date fair value of equity awards granted in 2022), as compiled from our payroll and stock administration records, as a consistently applied compensation measure to identify the “median employee” from our employees in the United States, Canada and the United Kingdom. We also annualized the compensation of all employees who joined Yelp mid-year during 2022. We converted amounts paid in Canadian dollars and British pounds into U.S. dollars using the exchange rate in effect on December 31, 2022.
•Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites, in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay versus Performance

The following table sets forth the compensation of our CEO, which is our principal executive officer (“PEO”), and the average compensation of our other NEOs (“non-PEO NEOs”), both as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of 2022, 2021 and 2020. The table also provides information on our TSR, the cumulative TSR of a peer group, net income (loss) and net revenue. For further information regarding how the Company aligns executive compensation with the Company’s performance, see “—Compensation Discussion and Analysis” above.
2022 Pay versus Performance Table

Year	SCT Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average SCT Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (loss)(6) (in thousands) ($)	Net Revenue(7) (in thousands) ($)
					TSR(4) ($)	Peer Group TSR(4)(5) ($)

2022	10,846,268	4,646,548	5,709,066	4,867,114	78.50	119.91	36,347	1,193,506
2021	10,044,676	11,916,503	4,402,395	5,120,438	104.05	153.85	39,671	1,031,839
2020	7,960,242	5,013,409	2,953,943	2,803,042	93.80	123.29	(19,424)	872,933

(1)    Jeremy Stoppelman served as our CEO in all three reporting years. The dollar amounts reported are the amounts of total compensation reported for Mr. Stoppelman for each corresponding year in the “Total” column of the SCT.
(2)    Reflects the amount of compensation actually paid to Mr. Stoppelman and our non-PEO NEOs in 2022, 2021 and 2020, calculated as indicated in the tables below in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Stoppelman or our other NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee with respect to Mr. Stoppelman’s and our other NEOs’ compensation for 2022, see “—Compensation Discussion and Analysis” above.

	PEO 2022 ($)	PEO 2021 ($)	PEO 2020 ($)

Summary Compensation Table Total	10,846,268	10,044,676	7,960,242
Less: Stock award value reported in the Summary Compensation Table for the covered year(a)	10,109,480	9,516,849	7,921,304
Plus: Fair value as of the end of the covered year of all awards granted in covered year that are outstanding and unvested as of the end of the covered year	6,251,323	9,129,234	6,197,265
Plus: Change in fair value as of the end of the covered year of any awards granted in any prior years that are outstanding and unvested as of the end of the covered year	(2,618,405)	223,038	(562,437)
Plus: Fair value as of the vesting date of vested awards that are granted and vest in the covered year	971,944	1,140,425	202,990
Plus: Change in fair value as of the vesting date of any awards granted in any prior years for which all applicable vesting conditions were satisfied at the end of or during the covered year	(695,102)	895,979	(863,347)
Less: Fair value at the end of the prior year of awards granted in any prior year that fail to meet the applicable vesting conditions during the covered year	—	—	—
Plus: Dollar value of any dividends or other earnings paid on stock or option awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—	—
Compensation Actually Paid(b)	4,646,548	11,916,503	5,013,409

	Non-NEO PEOs 2022 ($)	Non-NEO PEOs 2021 ($)	Non-NEO PEOs 2020 ($)

Summary Compensation Table Total	5,709,066	4,402,395	2,953,943
Less: Stock award value reported in the Summary Compensation Table for the covered year(a)	4,868,693	3,922,236	2,517,915
Plus: Fair value as of the end of the covered year of all awards granted in covered year that are outstanding and unvested as of the end of the covered year	4,416,313	3,673,443	2,491,453
Plus: Change in fair value as of the end of the covered year of any awards granted in any prior years that are outstanding and unvested as of the end of the covered year	(685,884)	157,886	(112,548)
Plus: Fair value as of the vesting date of vested awards that are granted and vest in the covered year	525,793	526,147	218,192
Plus: Change in fair value as of the vesting date of any awards granted in any prior years for which all applicable vesting conditions were satisfied at the end of or during the covered year	(229,481)	282,803	(230,083)
Less: Fair value at the end of the prior year of awards granted in any prior year that fail to meet the applicable vesting conditions during the covered year	—	—	—
Plus: Dollar value of any dividends or other earnings paid on stock or option awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—	—
Compensation Actually Paid(b)	4,867,114	5,120,438	2,803,042

(a)    The grant date fair value of equity awards represents the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for each covered year.
(b)    The fair values set forth in the tables above are calculated in accordance with ASC 718 as of the end of the respective years, other than fair values of awards that vested in the covered year, which are valued as of the applicable vesting date. The assumptions used for purposes of calculating fair values of the TSR RSUs and the Performance Equity Awards granted in 2019 as of the end of the respective years are as follows:

Award	Measurement Date	Remaining Performance Period	Expected Volatility	Compounded Risk-Free Interest Rate	Compounded Dividend Yield

2019 Performance Equity Awards	12/31/2019	3.10 years	45.32%	1.61%	—%
2019 Performance Equity Awards	12/31/2020	2.10 years	61.42%	0.13%	—%
2019 Performance Equity Awards	12/31/2021	1.10 years	41.87%	0.42%	—%
2019 Performance Equity Awards	12/31/2022	0.10 years	34.55%	4.07%	—%
2022 TSR RSUs	12/31/2022	2.00 years	44.01%	4.31%	—%

(3)    The non-PEO NEOs included in this calculation for each year are:
2022 — David Schwarzbach, Sam Eaton, Jed Nachman and Craig Saldanha
2021 — David Schwarzbach, Sam Eaton, Jed Nachman and Vivek Patel
2020 — David Schwarzbach, James Miln, Jed Nachman, Vivek Patel and Laurence Wilson
(4)    TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019. Cumulative TSR is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company's share price at the beginning of the measurement period.
(5)    The peer group TSR is based on the NYSE Arca Tech 100 Index, which is the industry peer group used in our Annual Report pursuant to Item 201(e) of Regulation S-K for the year ended December 31, 2022.
(6)    Net income (loss) as reported in the Company’s consolidated financial statements included in the Annual Report.
(7)    Net revenue as reported in the Company’s consolidated financial statements included in the Annual Report.
Performance Measures
As required, the table below sets forth the most important measures that we use to link compensation actually paid to our NEOs for 2022 to Company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “—Compensation Discussion and Analysis.”

2022 Most Important Measures (Unranked)

Net Revenue
Adjusted EBITDA
Three-year relative TSR

Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures included in the Pay versus Performance Table above. In addition, the first graph below illustrates the relationship between Company TSR and that of the NYSE Arca Tech 100 Index.

Compensation Actually Paid vs. TSR
Compensation Actually Paid (in thousands)
$15,000
$10,000
$5,000
$0
Value of Initial $100 Investment (TSR)
$160
$140
$120
$100
$80
$60
2019
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Yelp Inc.
NYSE Arca Tech 100 Index

Compensation Actually Paid vs. Net Income (Loss)
$15,000
$10,000
$5,000
$0
Compensation Actually Paid (in thousands)
$80,000
$40,000
$0
$(40,000)
$(80,000)
Net Income (Loss) (in thousands)
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income (Loss)

Compensation Actually Paid vs. Net Revenue
Compensation Actually Paid
(in thousands)
$15,000
$10,000
$5,000
$0
Net Revenue
(in millions)
$1,400
$1,200
$1,000
$800
$600
2020
2021
2022
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Revenue

The information provided under the “Pay versus Performance” heading is not deemed to be incorporated by reference into any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our capital stock as of March 1, 2023 by:
•each of our directors;
•each of our named executive officers;
•all of our executive officers and directors as a group; and
•all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 1, 2023. Applicable percentages are based on 70,390,119 shares of common stock outstanding on March 1, 2023. Shares subject to options exercisable or RSUs (including Performance Equity Awards) expected to vest as of or within 60 days of March 1, 2023 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares	Percent of Total
Principal Stockholders
BlackRock, Inc.(1)	12,325,976	17.5%
The Vanguard Group, Inc.(2)	9,478,827	13.5%
Jeremy Stoppelman(3)	4,122,965	5.7%
Named Executive Officers and Directors
Jeremy Stoppelman(3)	4,122,965	5.7%
David Schwarzbach(4)	121,512	*
Sam Eaton(5)	83,816	*
Jed Nachman(6)	507,065	*
Craig Saldanha	23,732	*
Diane Irvine(7)	100,768	*
Fred D. Anderson, Jr.(8)	40,866	*
Christine Barone(9)	31,364	*
Robert Gibbs(10)	64,949	*
George Hu(11)	39,283	*
Sharon Rothstein(12)	38,156	*

Beneficial Owner	Number of Shares	Percent of Total
Chris Terrill(13)	7,627	*
Tony Wells(14)	19,077	*
All current executive officers and directors as a group (14 persons)(15)	5,216,475	7.2%

*    Less than one percent.
(1)    Based on information contained in a Schedule 13G/A filed with the SEC on January 24, 2023, BlackRock, Inc. (“BlackRock”), a global investment management firm, has sole voting power over 12,103,612 shares and sole dispositive power over 12,325,976 shares. The Schedule 13G/A filed by BlackRock provides information only as of December 31, 2022 and, consequently, the beneficial ownership of BlackRock may have changed between December 31, 2022 and March 1, 2023. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(2)    Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has shared voting power over 115,955 shares, sole dispositive power over 9,478,827 shares and shared dispositive power over 184,314 shares. The Schedule 13G/A filed by Vanguard provides information only as of December 31, 2022 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2022 and March 1, 2023. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)    Consists of (a) 2,193,310 shares held by the Jeremy Stoppelman Revocable Trust, over which Mr. Stoppelman retains sole voting and dispositive power, (b) 240,980 shares held by Mr. Stoppelman, (c) 15,575 shares underlying Performance Equity Awards expected to vest within 60 days of March 1, 2023 and (d) 1,673,100 shares issuable upon exercise of options exercisable within 60 days of March 1, 2023.
(4)    Consists of (a) 58,578 shares held by Mr. Schwarzbach, (b) 7,512 shares underlying Performance Equity Awards expected to vest within 60 days of March 1, 2023 and (c) 55,422 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(5)    Consists of (a) 48,241 shares held by Mr. Eaton, (b) 6,675 shares underlying Performance Equity Awards expected to vest within 60 days of March 1, 2023 and (c) 28,900 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(6)    Consists of (a) 136,327 shares held by Mr. Nachman, (b) 7,788 shares underlying Performance Equity Awards expected to vest within 60 days of March 1, 2023 and (c) 362,950 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(7)    Consists of (a) 56,810 shares held by Ms. Irvine and (b) 43,958 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(8)    Consists of (a) 16,908 shares held by Mr. Anderson and (b) 23,958 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(9) Consists of (a) 15,527 shares held by Ms. Barone and (b) 15,837 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(10) Consists of (a) 20,991 shares held by Mr. Gibbs and (b) 43,958 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023. Mr. Gibbs transferred an economic interest in 20,730 of such exercisable options pursuant to a domestic relations order and disclaims beneficial ownership of the underlying shares.
(11) Consists of (a) 15,375 shares held by Mr. Hu and (b) 23,908 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(12) Consists of (a) 14,248 shares held by Ms. Rothstein and (b) 23,908 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(13)    Consists of (a) 5,513 shares held by Mr. Terrill and (b) 2,114 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.
(14)     Consists of (a) 7,275 shares held by Mr. Wells and (b) 11,802 shares issuable upon exercise of options exercisable within 60 days of March 1, 2023.
(15)     Includes (a) 37,550 shares underlying Performance Equity Awards expected to vest within 60 days of March 1, 2023 and (b) 2,309,815 shares issuable upon exercise of options exercisable within 60 days after March 1, 2023.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, except for a Form 3 for Ms. Orr, a Form 3 for Mr. Terrill and a Form 4 for Mr. Eaton, filed on March 25, 2022, June 6, 2022 and December 5, 2022, respectively, due to administrative errors.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our current and former equity compensation plans under which awards remained outstanding or available for future grant as of December 31, 2022. Information is included for the following plans, each of which was adopted with the approval of our stockholders: our 2012 Plan and our 2012 Employee Stock Purchase Plan, as amended (the “ESPP”).

Plan Category	Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted-Average Exercise Price of Outstanding Options and Rights(1) (b) ($)	Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	13,418,665(2)	32.81	15,944,032(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	13,418,665(2)	32.81	15,944,032(3)

(1)    The weighted-average exercise price excludes RSU awards and Performance Equity Awards, which have no exercise price.
(2)    Consists of (a) options to purchase 3,542,836 shares of common stock under our 2012 Plan; (b) 9,311,110 shares of common stock subject to outstanding RSU awards under our 2012 Plan; and (c) 564,719 shares of common stock subject to outstanding Performance Equity Awards under our 2012 Plan (including the 2022 Performance Equity Awards assuming the target achievement level).
Excludes purchase rights currently accruing under our ESPP. Each offering under our ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the end of each offering period.
(3)    Consists of (a) 13,257,914 shares of common stock reserved for issuance under our 2012 Plan and (b) 2,686,118 shares of common stock reserved for issuance under our ESPP. The amount does not reflect shares available under our 2023 Inducement Award Plan, which we adopted effective March 1, 2023.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Below we describe transactions and series of similar transactions since January 1, 2022 to which we were or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than five percent of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.
Legal Settlements
In January 2018, we and certain of our officers, including Messrs. Stoppelman and Nachman, were named as defendants in a putative class action lawsuit alleging violations of the federal securities laws (the “Securities Class Action”). A stockholder derivative action arising out of the same facts as the Securities Class Action was subsequently filed in April 2020, which asserted claims against Messrs. Stoppelman and Nachman and named the Company as the nominal defendant (the “Derivative Action”).
Our independent and disinterested directors unanimously approved the settlement of the Derivative Action and the Securities Class Action on January 27, 2022 and March 11, 2022, respectively. Under the Derivative Action settlement terms, our Board adopted certain corporate governance modifications and the Company received $18.0 million of director and officer liability insurance proceeds. Pursuant to the Derivative Action settlement terms, we paid $3.75 million of such proceeds to the plaintiff’s attorneys as fees. The remainder was used to fund a portion of the Securities Class Action settlement, which totaled $22.25 million. The balance of the Securities Class Action settlement amount was also funded by director and officer liability insurance proceeds.
The Securities Class Action and Derivative Action settlements resolved all claims asserted against all defendants in both lawsuits without any liability or wrongdoing attributed to them personally or to the Company. Neither Mr. Stoppelman nor Mr. Nachman were present during, or participated in, the deliberations or votes of the disinterested directors regarding the settlement of these lawsuits. For more information on these lawsuits and their resolutions, see Note 13, “Commitments and Contingencies,” in the Annual Report.
The Yelp Foundation
In 2011, our Board approved the establishment of the Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Messrs. Stoppelman and Nachman are officers and directors of the Yelp Foundation. As described under “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies,” the Yelp Foundation made matching charitable donations to charitable organizations on behalf of Mr. Schwarzbach in 2022.
Indemnification
Our Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

PROCEDURAL MATTERS
General

The Board is soliciting your vote with this Proxy Statement and proxy card for use at the Annual Meeting, to be held on Friday, June 9, 2023 at 9:00 a.m. Pacific time and for any adjournment or postponement of the Annual Meeting. This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2023.
Our Annual Report, including our financial statements for the year ended December 31, 2022, is also enclosed or available online at the same website as this Proxy Statement. These proxy materials are first being made available to stockholders on or about April 26, 2023.
The Notice you are receiving identifies the items to be voted on at the Annual Meeting and provides instructions on how to vote by telephone or online, by requesting and returning a printed proxy card, or by submitting a ballot online during the Annual Meeting. Please note that you cannot vote by marking the Notice and returning it.
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.
We may send you a proxy card, along with a second Notice, on or after May 7, 2023. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.
Stockholders Entitled to Vote; Record Date

Only stockholders of record at the close of business on the Record Date — April 11, 2023 — will be entitled to vote at the Annual Meeting. On the Record Date, there were 69,486,006 shares of our common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically online or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.
As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account; to do so, simply follow the voting instructions provided by that organization. You are also invited to attend the Annual Meeting and may vote your shares online at the meeting by following the instructions indicated below. However, because you are not the stockholder of record, you may not be able to vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
Voting; Revocability of Proxies

Vote at the Annual Meeting
If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/YELP2023. You will be asked to provide the control number from your Notice.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you may need to obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Please contact your broker, bank or other nominee for information about specific requirements if you would like to vote your shares during the Annual Meeting.
The webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow reasonable time for the check-in procedures. If you have technical difficulties during check-in or during the Annual Meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/YELP2023 for assistance.
Voting by Proxy
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy. All shares entitled to vote and represented by properly executed proxies received, and not revoked, by the deadlines set forth below will be voted in accordance with the instructions indicated on those proxies.
Stockholders of Record. If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy online, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

Internet	Phone	Mail
To vote online, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice.	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice.	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
Your vote must be received by 11:59 p.m. Eastern time on June 8, 2023 to be counted.	Your vote must be received by 11:59 p.m. Eastern time on June 8, 2023 to be counted.	Your signed proxy card must be received prior to the Annual Meeting to be counted.

Beneficial Owners. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Discretionary Voting
If you return a signed and dated proxy card or otherwise vote without providing specific voting instructions, your shares will be voted in accordance with the Board’s recommendations, as applicable:
•FOR the election of each of the nine nominees for director;
•FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
•FOR the advisory approval of executive compensation; and
•AGAINST the stockholder proposal to require stockholder consent for certain advance notice bylaw amendments.
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares on those matters in accordance with his best judgment.
Revocability of Proxies
You can revoke your proxy at any time before the final vote at the Annual Meeting.
Stockholders of Record. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may grant a subsequent proxy by telephone or online.
•You may submit another properly completed proxy card with a later date.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary by emailing ir@yelp.com. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day immediately preceding the date of the Annual Meeting.
•You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owners. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Effect of Not Casting Your Vote
Stockholders of Record. If you are a stockholder of record and do not vote by telephone, online, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
Beneficial Owners. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or agent will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or agent may not vote your shares on Proposal Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2. The unvoted shares on non-routine matters are referred to as “broker non-votes.”
Quorum; Abstentions; Broker Non-Votes

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 69,486,006 shares of our common stock outstanding and entitled to vote. Thus, the holders of 34,743,004 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the voting power present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: for Proposal No. 1 to elect directors, “For” and “Withhold” votes, abstentions and broker non-votes; and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	“For” votes from the holders of a majority of the votes cast with respect to each director’s election(1)	Withheld votes will have the effect of “Against” votes; abstentions will have no effect	None
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None(2)
3	Advisory approval of the compensation of our named executive officers
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None
4	Stockholder proposal to require stockholder consent for certain advance notice bylaw amendments
“For” votes from the holders of a majority of the voting power of the shares present in person, by remote communication or represented by proxy at the Annual Meeting and entitled to vote generally on the subject matter
			Against	None

(1)    The majority voting standard for uncontested elections is subject to a director resignation policy, as set forth in our Bylaws. For additional information, see “Proposal No. 1 — Required Vote and Board Recommendation.”
(2)    Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
Expenses of Solicitation

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Deadlines to Submit Stockholder Proposals and Director Nominations for 2024 Annual Meeting

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 28, 2023 to our Corporate Secretary at 350 Mission Street, 10th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.
Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2024 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, including any nomination under Rule 14a-19 of the Exchange Act, you must notify our Corporate Secretary, in writing, not later than the close of business on March 11, 2024 nor earlier than February 10, 2024. However, if our 2024 Annual Meeting of Stockholders is not held between May 10, 2024 and July 9, 2024, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
The chairperson of the 2024 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2024 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2024 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.
In addition, our Bylaws contain “proxy access” provisions that permit a stockholder or group of stockholders to include director candidates that they intend to nominate in our annual meeting proxy statement and on our proxy card, provided that the stockholder ownership, notice and other requirements set forth in our Bylaws are satisfied. To be timely for our 2024 Annual Meeting of Stockholders, the required notice under the proxy access provisions of our Bylaws must be received by our Corporate Secretary not earlier than the close of business on November 28, 2023 and not later than the close of business on December 28, 2023. However, if our 2024 Annual Meeting of Stockholders is not held between May 10, 2024 and August 8, 2024, then notice under the proxy access provisions must be received no earlier than the close of business on the 150th day prior to the 2024 Annual Meeting of Stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
Delivery of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner)

that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Aaron Schur
Corporate Secretary
April 26, 2023
A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 350 Mission Street, 10th Floor, San Francisco, California 94105, or by email to ir@yelp.com.

APPENDIX A
Reconciliation of Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). However, we have also disclosed adjusted EBITDA and adjusted EBITDA margin, each of which is a non-GAAP financial measure. We have included adjusted EBITDA and adjusted EBITDA margin because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Accordingly, we believe that adjusted EBITDA and adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs, impairment charges and net gain on lease termination; and
•other companies, including those in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, net income (loss) and our other GAAP results.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs, impairment charges and net gain on lease termination.
Adjusted EBITDA margin. Adjusted EBITDA margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA divided by net revenue.
The following is a reconciliation of net income (loss) to adjusted EBITDA, as well as the calculation of net income (loss) margin and adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages):
A-1

	Year Ended December 31,
	2022	2021
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$36,347	$39,671
Provision for (benefit from) income taxes	30,431	(5,953)
Other income, net	(8,425)	(2,204)
Depreciation and amortization	44,852	55,683
Stock-based compensation	156,090	151,679
Restructuring	—	32
Asset impairment(1)	10,464	11,164
Gain on lease termination, net(1)	—	(3,748)
Adjusted EBITDA	$269,759	$246,324

Net revenue	$1,193,506	$1,031,839
Net income margin	3%	4%
Adjusted EBITDA margin	23%	24%
(1)Recorded within general and administrative expenses on our consolidated statements of operations.
A-2

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Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YELP2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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V16875-P91886 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

YELP INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Fred D. Anderson, Jr.
02) Christine Barone
03) Robert Gibbs
04) George Hu
05) Diane Irvine
06) Sharon Rothstein
07) Jeremy Stoppelman
08) Chris Terrill
09) Tony Wells

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.	For	Against	Abstain
4. A stockholder proposal to require stockholder consent for certain advance notice bylaw amendments.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V16876-P91886

YELP INC.
Annual Meeting of Stockholders
June 9, 2023 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2023 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Aaron Schur and David Schwarzbach, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorize(s) them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2023 Annual Meeting of Stockholders of YELP INC. to be held at 9:00 AM, PDT on June 9, 2023 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/YELP2023.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1, FOR Proposal Nos. 2 and 3 and AGAINST Proposal No. 4.

Continued and to be signed on reverse side